UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Ultratech, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JULY 19, 2016

TO THE STOCKHOLDERS OF ULTRATECH, INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of Ultratech, Inc., a Delaware corporation (the “Company”), will be held on July 19, 2016, at 2:00 p.m. local time, at the Hyatt Regency Santa Clara, 5101 Great America Parkway, Santa Clara, California 95054, for the following purposes, as more fully described in the Proxy Statement accompanying this Notice:

1.	To elect seven (7) directors nominated by the Board of Directors to serve for the ensuing one year until the expiration of their terms in 2017, and until their successors are duly elected and qualified.

2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016.

3.	To approve, on an advisory basis, named executive officer compensation.

4.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof, including the election of any director if any of the above nominees is unable to serve or for good cause will not serve.

Only stockholders of record at the close of business on May 25, 2016 are entitled to notice of and to vote at the Annual Meeting. The stock transfer books will not be closed between the record date and the date of the meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at the executive offices of the Company for a period of ten (10) days before the Annual Meeting.

All stockholders are cordially invited to attend the meeting in person. Whether or not you plan to attend the Annual Meeting in person, you are urged to mark, date, sign and return the enclosed WHITE proxy card or WHITE voting instruction form in the postage-paid envelope provided or submit your proxy or voting instructions electronically over the Internet or by telephone as promptly as possible to ensure your representation and the presence of a quorum at the Annual Meeting. For specific voting instructions, please refer to the instructions on the proxy card or voting instruction form you received. Should you receive more than one WHITE proxy card or WHITE voting instruction form because your shares are registered in different names and addresses or held in different accounts, please submit voting instructions on the WHITE proxy or WHITE over the Internet, by telephone or by mail for each WHITE proxy or WHITE voting instruction form you receive to ensure that all your shares will be voted.

Our Board of Directors has selected the seven highly qualified individuals named in the attached proxy statement as its nominees for election to the Board of Directors at the Annual Meeting. Each of our nominees, other than Dr. Paramesh Gopi, is currently serving as a director of the Company. We believe that the seven nominees named in the attached proxy statement have a well-rounded combination of financial, operating and technology experience, expertise and insight, all necessary to provide the required leadership to build value for all Ultratech stockholders.

Please note that Neuberger Berman LLC (together with its affiliates and related parties, “Neuberger”) has filed a preliminary proxy statement indicating that it intends to nominate two individuals for election to the Board of Directors at the Annual Meeting and solicit proxies from stockholders in support of those two nominees. We do not endorse the election of either of Neuberger’s nominees as a director. You may receive proxy solicitation materials from Neuberger or other persons or entities affiliated with Neuberger in support of their nominees, including an opposition proxy statement and proxy card. OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR ALL” OF THE BOARD’S NOMINEES ON THE ENCLOSED WHITE PROXY CARD OR WHITE VOTING INSTRUCTION FORM AND URGES YOU

NOT TO SIGN OR RETURN ANY PROXY CARD OR VOTING INSTRUCTION FORM SENT TO YOU BY OR ON BEHALF OF NEUBERGER. Even if you have previously submitted a proxy or voting instructions with respect to the director nominees solicited by Neuberger, you have the right to change your vote. If you are a stockholder of record, you may change your vote by marking, dating, signing and returning the enclosed WHITE proxy card in the postage-paid envelope provided or by following the instructions on the WHITE proxy card to submit your vote electronically over the Internet or by telephone. Only the latest dated proxy you submit will be counted. If you hold your shares in “street name,” please follow the voting instructions provided by your bank, broker or other nominee to change your vote. We urge you to disregard any proxy card or voting instruction form sent to you by Neuberger or on behalf of any person other than Ultratech.

If you have any questions or require any assistance with voting your shares, or if you need additional copies of the proxy materials, please contact:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, NY 10005

Stockholders May Call Toll-Free: (800) 252-8173

Banks and Brokers May Call: (212) 269-5550

Sincerely,

Arthur W. Zafiropoulo

Chairman of the Board and Chief Executive Officer

June 9, 2016

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY AND SUBMIT THE WHITE PROXY CARD OR WHITE VOTING INSTRUCTION FORM AS PROMPTLY AS POSSIBLE BY FOLLOWING THE INSTRUCTIONS INCLUDED WITH THE WHITE PROXY CARD OR WHITE VOTING INSTRUCTION FORM THAT WAS MAILED TO YOU.

ULTRATECH, INC.

3050 Zanker Road

San Jose, California 95134

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JULY 19, 2016

GENERAL INFORMATION

Why am I being provided with these materials?

We plan to distribute these proxy materials to you beginning on or about June 13, 2016 in connection with the solicitation by the Board of Directors (the “Board”) of Ultratech, Inc. (the “Company,” “Ultratech,” “we,” “us,” or “our”) of proxies to be voted at our Annual Meeting of Stockholders to be held on July 19, 2016, at 2:00 p.m. local time, at the the Hyatt Regency Santa Clara, 5101 Great America Parkway, Santa Clara, California 95054 (the “Annual Meeting”), and at any postponements or adjournments of the Annual Meeting.

If at the close of business on May 25, 2016 you were a stockholder of record or held shares through a bank, broker or other nominee, you are invited to vote your shares and attend the meeting.

There are three proposals scheduled to be voted on at the Annual Meeting:

•	Election of seven directors nominated by the Board of Directors.

•	Ratification of the appointment of Ernst & Young LLP (“Ernst & Young”) as our independent registered public accounting firm for 2016.

•	Approval, on an advisory basis, of the Company’s executive compensation.

Has the Company been notified that a stockholder intends to propose its own director nominees at the Annual Meeting in opposition to the Board of Director’s nominees?

Yes. The Company has received notice from Neuberger Berman LLC (together with its affiliates and related parties, “Neuberger”), and Neuberger has filed a preliminary proxy statement indicating, that it intends to nominate two individuals for election to the Board of Directors at the Annual Meeting in opposition to our Board of Directors’ recommended nominees and to solicit proxies from stockholders in support of its nominees. The Company does not know whether Neuberger will in fact nominate individuals for election as directors at the Annual Meeting or solicit proxies for that purpose. We are not responsible for the accuracy of any information provided by or relating to Neuberger contained in any proxy solicitation materials filed or disseminated by or on behalf of Neuberger or any other statements that Neuberger may otherwise make. Neuberger chooses which stockholders receive its proxy solicitation materials.

The director nominees of Neuberger are not endorsed by our Board of Directors. Our Board unanimously recommends that you vote FOR the election of each of our Board’s seven nominees by using the WHITE proxy card or WHITE voting instruction form accompanying this Proxy Statement. Our Board strongly urges you NOT to sign or return any proxy card or voting instruction form sent to you by or on behalf of Neuberger. If you have previously submitted a proxy card or voting instruction form sent to you by or on behalf of Neuberger, you can revoke that proxy and vote for the Board’s nominees and on the other matters to be voted on at the Annual Meeting by using the enclosed WHITE proxy card or WHITE voting instruction form and issuing a later-dated vote.

Who is entitled to vote?

Stockholders as of the close of business on May 25, 2016 (the “Record Date”) may vote at the Annual Meeting. As of that date, there were 26,728,368 shares of our common stock outstanding and entitled to vote. You have one vote for each director nominee and for each other proposal to be voted on at the Annual Meeting with respect to each share of common stock held by you as of the Record Date, including shares:

•	Held directly in your name as “stockholder of record” (also referred to as “registered stockholder”); and

•

Held for you in an account with a broker, bank or other nominee (shares held in “street name”)—street name holders generally cannot vote their shares directly and instead must instruct the broker, bank or other nominee how to vote their shares.

What constitutes a quorum?

A majority of the voting power of the outstanding shares of common stock entitled to vote generally on the business properly brought before the Annual Meeting must be represented in person or by proxy to constitute a quorum for the Annual Meeting. Both abstentions and broker non-votes, if any, are counted as present for purposes of determining a quorum. See “What effect do withhold votes, abstentions and broker non-votes have on the proposals?” below for more information.

How many votes are required to approve each proposal?

Election of Directors. Directors will be elected by a plurality of the votes cast at the Annual Meeting, meaning that the seven nominees receiving the most votes will be elected. Only votes cast “FOR” a nominee will be counted. If you submit the WHITE proxy card or WHITE voting instruction form and do not indicate otherwise, your shares will be voted “FOR” all of the Board’s seven highly qualified director nominees named in this Proxy Statement.

Other Proposals. Approval of each of the other proposals (namely, the Company’s proposals to ratify the appointment of Ernst &Young and to approve, on an advisory basis, the Company’s executive compensation) requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on the proposal. If you submit the WHITE proxy card or WHITE voting instruction form and do not indicate otherwise, your shares will be voted “FOR” ratification of the appointment of Ernst & Young as our independent registered public accounting firm for 2016 and “FOR” advisory approval of the Company’s executive compensation.

What effect do withhold votes, abstentions and broker non-votes have on the proposals?

Withhold Votes and Abstentions. Only votes cast “FOR” a nominee will be counted in the election of directors. Stockholders can withhold authority to vote their shares with respect to all of the Board’s nominees as a group by voting “WITHHOLD” from all nominees or with respect to one or more, but not all, of the director nominees by voting “FOR ALL EXCEPT” and indicating for which individual nominees the stockholder is withholding voting authority. Withhold votes will result in the applicable nominees receiving fewer “FOR” votes for purposes of determining the seven nominees receiving the most votes. Only the seven nominees receiving the most “FOR” votes will be elected as directors. In all other matters other than the election of directors, stockholders can “ABSTAIN” from voting on the matter. Abstentions have the same effect as votes “AGAINST” the matter. Withhold votes and abstentions will be counted as present and entitled to vote for purposes of determining whether a quorum is present at the Annual Meeting.

Broker Non-Votes. A broker non-vote occurs when a beneficial owner of shares held in street name through a broker fails to submit voting instructions to the broker for a stockholders’ meeting. In the absence of voting instructions, brokers normally have discretion to vote on routine matters, such as the ratification of independent registered public accounting firms, but not on non-routine matters, such as director elections, proposals dealing with compensation issues, or stockholder proposals. However, given the contested nature of the annual meeting, for any accounts to which brokers deliver competing sets of proxy materials, applicable rules governing brokers’ discretionary authority will not permit such brokers to exercise discretionary authority regarding any of the proposals to be voted on at the Annual Meeting. Broker non-votes, if any, will not be counted in determining the number of shares necessary for approval of any proposal, although they will count for purposes of determining whether a quorum exists.

How will my shares be voted if I do not provide specific voting instructions in the WHITE proxy card I submit?

If you sign and submit your WHITE proxy card without specifying how you would like your shares voted, your shares will be voted in accordance with the Board’s recommendations specified below under “How does the Board recommend that I vote?” and in accordance with the discretion of the persons named on the WHITE proxy card (the “proxyholders”) with respect to any other matters that may be voted upon at the Annual Meeting.

Who will count the vote?

An independent inspector of election will receive and tabulate the proxies and certify the results.

How does the Board recommend that I vote?

Our Board recommends that you vote your shares on your WHITE proxy card or WHITE voting instruction form:

•	“FOR” the election of the seven director nominees named by the Board of Directors in this Proxy Statement.

•	“FOR” the ratification of the appointment of Ernst & Young as our independent registered public accounting firm for 2016.

•	“FOR” the approval, on an advisory basis, of the compensation of our Named Executive Officers.

The Board strongly urges you not to sign or return any proxy card or voting instruction form sent to you by Neuberger.

What should I do with the proxy cards or voting instructions forms sent to me by Neuberger?

Neuberger has filed a preliminary proxy statement indicating that it intends to nominate two director nominees for election at the Annual Meeting in opposition to the Board’s recommended nominees and to solicit proxies in support of its nominees. Nominations made by Neuberger have NOT been endorsed by the Board.

You may receive proxy solicitation materials from Neuberger, including an opposition proxy statement and proxy card or voting instruction form. Our Board urges you to disregard any proxy card or voting instruction form that may be sent to you by or on behalf of Neuberger. Voting against Neuberger’s nominees on its proxy card is not the same as voting for our Board’s nominees, because a vote against Neuberger’s nominees on its proxy card will revoke any previous proxy submitted by you. If you have already voted using a proxy card or voting instruction form sent to you by Neuberger, you have every right to change it and we urge you to revoke that proxy or voting instructions by voting in favor of our Board’s nominees by using the enclosed WHITE proxy card or WHITE voting instruction form. Only the latest validly executed proxy or voting instructions that you submit will be counted—any proxy may be revoked at any time prior to its exercise at the Annual Meeting by following the instructions on page 4. If you have any questions or need assistance voting, please contact our proxy solicitor, D.F. King & Co., Inc., toll free at (800) 252-8173.

How do I vote my shares without attending the Annual Meeting?

If you are a registered stockholder you may vote by granting a proxy using any of the following methods:

•	By Internet—By submitting your proxy by following the instructions included on the WHITE proxy card.

•	By Telephone—By submitting your proxy by following the telephone voting instructions included on the WHITE proxy card.

•

By Mail—By completing, signing and dating the enclosed WHITE proxy card where indicated and by mailing or otherwise returning the WHITE proxy card in the envelope provided to you. You should sign your name exactly as it appears on the WHITE proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), indicate your name and title or capacity.

If your shares are held in street name, your bank, broker or other nominee will give you instructions for voting your shares. In most cases, you may vote via the internet, by telephone or by mail by submitting a WHITE voting instruction form. Please refer to the instructions provided by your bank, broker or other nominee.

Internet and telephone voting facilities will close at 11:59 p.m. (Eastern Time) on July 18, 2016 for the voting of shares held by stockholders of record and for the voting of shares held in street name.

Mailed WHITE proxy cards or WHITE voting instruction forms should be returned in the envelope provided to you with your WHITE proxy card or WHITE voting instruction form. Your vote is important and we strongly encourage you to vote your shares by following the instructions provided on the enclosed WHITE proxy card or WHITE voting instruction form. Please vote promptly.

How do I vote my shares in person at the Annual Meeting?

If you are a stockholder of record, you have the right to vote your shares in person at the Annual Meeting. If you choose to do so, you can vote using the ballot provided at the meeting. If you are the beneficial owner of shares held in street name, you may vote your shares in person at the Annual Meeting only if you obtain a signed proxy from the record holder (bank, broker or other nominee) giving you the right to vote the shares at the meeting. Even if you plan to attend the Annual Meeting, we encourage you to vote your shares in advance via the internet, telephone or mail so that your vote will be counted even if you later decide not to attend the Annual Meeting.

What does it mean if I receive more than one WHITE proxy card or WHITE voting instruction form on or about the same time?

It generally means you hold shares registered in different names and addresses or held in more than one account. In order to vote all of your shares, please sign and return each WHITE proxy card or WHITE voting instruction form or, if you vote via the internet or telephone, vote once for each WHITE proxy card or WHITE voting instruction form you receive.

If Neuberger proceeds with its previously announced alternative director nominations, we will likely conduct multiple mailings prior to the Annual Meeting date so that stockholders have our latest proxy information and materials to vote. You will receive a new WHITE proxy card or WHITE voting instruction form with each mailing, regardless of whether you have previously voted your shares. The latest-dated proxy or voting instructions you submit will be counted, and, if you wish to vote as recommended by the Board of Directors then you should only submit WHITE proxy cards or WHITE voting instruction forms.

May I change my vote or revoke my proxy?

Yes. Whether you have voted via the internet, telephone or mail, if you are a stockholder of record, you may change your vote and revoke your proxy by:

•	Sending a written statement to that effect to our Corporate Secretary, provided such statement is received at or prior to the Annual Meeting;

•	Submitting an authorized proxy at a later time via the internet or telephone before the closing of those voting facilities at 11:59 p.m. (Eastern Time) on July 18, 2016;

•	Submitting a properly signed proxy card with a later date that is received at or prior to the Annual Meeting; or

•

Attending the Annual Meeting and voting in person; attendance at the Annual Meeting in and of itself, without voting in person at the Annual Meeting, will not cause your previously granted proxy to be revoked.

If you hold shares in street name, you may submit new voting instructions or revoke your voting instructions by contacting your bank, broker or other nominee. You may also change your vote or revoke your voting instructions in person at the Annual Meeting if you obtain a signed proxy from the record holder (bank, broker or other nominee) giving you the right to vote the shares.

If you have previously signed a proxy card or voting instruction form sent to you by Neuberger, you may change your vote by marking, signing, dating and returning the enclosed WHITE proxy card or WHITE voting instruction form in the accompanying post-paid envelope or by voting by telephone or via the Internet by following the instructions on your WHITE proxy card or WHITE voting instruction form. Submitting a proxy card or voting instruction form sent to you by Neuberger will revoke votes you have previously made via the Company’s WHITE proxy card or WHITE voting instruction form.

Only the latest validly executed proxy or voting instructions that you submit will be counted.

Do I need to present identification to be admitted to the Annual Meeting?

Yes, all stockholders and guests must present a government-issued form of identification in order to be admitted to the Annual Meeting.

Could other matters be decided at the Annual Meeting?

We are currently unaware of any matters to be raised at the Annual Meeting other than those referred to in this Proxy Statement. If other matters are properly presented at the Annual Meeting for consideration, the proxyholders will have the discretion to vote on those matters for you. See “Other Matters” below.

May I propose actions for consideration at next year’s annual meeting or nominate individuals to serve as directors?

Yes. The following requirements apply to stockholder proposals, and director nominations for the 2017 annual meeting of stockholders.

Requirements for Stockholder Proposals to be Considered for Inclusion in Proxy Materials:

Stockholders interested in submitting a proposal for inclusion in the proxy materials we distribute for the 2017 annual meeting of stockholders may do so by following the procedures prescribed in Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). To be eligible for inclusion, stockholder proposals must be received by us no later than February 13, 2017 and must comply with the Company’s Bylaws and Rule 14a-8 under the Exchange Act regarding the inclusion of stockholder proposals in Company-sponsored proxy materials. If we change the date of the 2017 annual meeting of stockholders by more than 30 days from the anniversary of this year’s meeting, stockholder proposals must be received a reasonable time before we begin to print and mail our proxy materials for the 2017 annual meeting of stockholders. Proposals should be sent to Ultratech’s Corporate Secretary at 3050 Zanker Road San Jose, California 95134.

Requirements for Stockholder Proposals Not Intended for Inclusion in Proxy Materials and for Nomination of Director Candidates:

Stockholders who wish to nominate persons for election to the Board at the 2017 annual meeting of stockholders or who wish to present a proposal at the 2017 annual meeting of stockholders, but who do not intend for such proposal to be included in the proxy materials distributed by us for such meeting, must deliver written notice of the nomination or proposal to the Corporate Secretary at the above address no earlier than March 21, 2017 and no later than April 20, 2017 (provided, however, that if the 2017 annual meeting of stockholders is held earlier than June 19, 2017 or later than September 27, 2017, nominations and proposals must be received no earlier than the close of business on the one hundred twentieth (120th ) day prior to such annual meeting and no later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Company. The stockholder’s written notice must include certain information concerning the stockholder and each nominee and proposal, as specified in the Company’s Bylaws, and must comply with the other requirements specified in the Company’s Bylaws.

Copy of Bylaws:

To obtain a copy of the Company’s Bylaws at no charge, you may write to Ultratech’s Corporate Secretary at 3050 Zanker Road, San Jose, California 95134.

Can the Annual Meeting be adjourned?

Yes. The Company’s Bylaws provides that the chairman of any meeting of stockholders shall have the right and authority to convene and to adjourn the meeting.

What should I do if I have other questions?

If you have any questions or require any assistance with voting your shares, please contact our proxy solicitor, D.F. King & Co., Inc., toll free at (800) 252-8173.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held on July 19, 2016. This Proxy Statement and the Company’s 2015 Annual Report, which includes our Annual Report on Form 10-K for the year ended December 31, 2015, are available electronically at www.viewproxymaterials.com/utek.

BACKGROUND OF THE SOLICITATION

On August 4, 2015, Neuberger delivered a letter to the Company stating, among other things, that it was disappointed with the long-term stockholder value creation and asking to engage Mr. Zafiropoulo in a discussion which would include a review of the tenure of current Board members and establish a timeline for value creation and management succession. On August 5, 2015, Mr. Zafiropoulo distributed the letter to the Board, and on August 7, 2015, Mr. Zafiropoulo replied to Mr. Benjamin Nahum of Neuberger that he would review the letter with the Board. Neuberger made its letter public by filing a Schedule 13D on August 11, 2015.

On August 19, 2015, the Board met to consider Neuberger’s letter. Following the meeting, on August 21, 2015, Mr. Timmins, on behalf of the Company and in his capacity as Lead Outside Director, delivered a letter to Mr. Nahum correcting a number of incorrect and misleading statements in Neuberger’s letter of August 4, 2015, and also proposing a meeting at Neuberger’s offices in New York to discuss Mr. Nahum’s views.

On September 1, 2015, Messrs. Nahum, Timmins and Zafiropoulo met. In the meeting, Messrs. Timmins and Zafiropoulo further discussed the concerns raised in Neuberger’s letter and offered a continuing dialog on those topics.

On September 28, 2015, Mr. Nahum sent a letter to the Company reiterating concerns about management succession and shareholder value and reserving the right of Neuberger to put forward candidates for the Board or stockholder proposals if progress on Neuberger’s demands was not made to Neuberger’s satisfaction. On

October 7, 2015, after receiving input from the Board, Mr. Timmins, responding on behalf of the Board and in his capacity as Lead Outside Director, delivered a letter to Mr. Nahum providing further background and reiterating the Company’s belief that management interests should be aligned with stockholder interests, that the Board regularly considers succession planning and composition, and inviting further engagement with Neuberger.

During its meeting on October 18, 2015, the Board engaged in a detailed discussion on the Company’s strategy and the concerns raised in Neuberger’s previous letters, including board composition and a management succession plan. The Nominating and Corporate Governance Committee of the Board (the “NCG Committee”) met on October 19, 2015, and considered the profile for adding one or more board members. On October 20, 2015, the Board met again and considered, among other things, succession planning, Board and committee composition and rotation, and its ongoing search for new directors. During the ensuing weeks, Mr. Zafiropoulo met with several of the Company’s largest stockholders with the intention of receiving feedback regarding composition of the Board and on other matters. On December 10, 2015, the Company announced in a press release that it was conducting a review of its Board of Directors with the aim of board refreshment to increase stockholder value, and that the goal of the NCG Committee was to appoint one or more new Board members with relevant technology expertise.

On February 1, 2016, the NCG Committee met and engaged in a discussion concerning the criteria for possible new board members, the process for identifying qualified candidates, and director qualifications. The Committee discussed the importance of semiconductor capital equipment or related experience for Board membership, and the possibility of retaining an executive search firm to identify possible director candidates. At its meeting on February 2, 2016, the Board considered possible changes to the Company’s governance policies, the size of the Board, rotation of Board members, Board succession, and the criteria for identifying new, qualified Board members. The Board noted that it would be desirable to add an additional member during the current year, ideally with an appropriate technology background to fill the vacancy created by the most recent departure of a Board member who was the chief technology officer of a semiconductor capital equipment manufacturer. Individual Board members were tasked with presenting names of potential candidates to the NCG Committee for consideration. In addition, on February 10, 2016, the Company announced the promotion of two of its executives, Tammy D. Landon, Senior Vice President of Operations, and Dave Ghosh, Senior Vice President, Global Sales and Service, to be executive officers of the Company, as part of the Company’s ongoing leadership succession process.

On March 4, 2016, Neuberger delivered a letter to Messrs. Zafiropoulo and Timmins, recommending that the NCG Committee consider Ms. Beatriz Infante and Dr. Ronald Black for appointment as directors. Neuberger made this letter public on March 9, 2016 by filing an amended Schedule 13D. During the week of March 21, 2016, members of the Board reviewed the credentials of individuals who had been suggested for consideration as members of the Board, including contacting Ms. Infante, Dr. Black and Dr. Paramesh Gopi, another director candidate who is the chief executive officer of a publicly traded semiconductor technology company and who had been recommended for a Board position by a stockholder of the Company. The NCG Committee met on March 24, 2016 and discussed its responsibilities and processes for identifying new directors, noting the existing procedures set forth in the Company’s governance guidelines, the Committee’s charter and the Company’s previous proxy statements. In addition, the NCG Committee reviewed the qualifications and experiences for the current open director position, the names and backgrounds of eight candidates that had been suggested from the Company stockholders, the Board, an investment bank and other sources. Several NCG Committee members suggested that in evaluating potential Board candidates the Committee should review and analyze, among other factors, potential conflicts of interest, qualifications and relevant experience, Silicon Valley presence and stature, customer feedback, competitive ramifications, experience in the Asian business communities, and, of considerable importance, relevant semiconductor capital equipment and related industry experience and/or operational experience with the Company’s customers (as opposed to other types of experiences).

Messrs. Zafiropoulo and Child, in his capacity as Chair of the NCG Committee, met with Dr. Black on April 5, 2016 for more than two hours, and discussed his background and explored possible issues presented by his appointment to the Board. After the meeting, Mr. Child provided Dr. Black with a questionnaire, to be returned and evaluated by the NCG Committee and the Company’s counsel.

The NCG Committee met on April 6, 2016, engaging in a discussion concerning the criteria for possible new Board members, the process for identifying qualified candidates, director qualifications and the importance of semiconductor capital equipment and related industry experience and/or operational experience with the Company’s customers for Board membership. At the meeting, Messrs. Child and Zafiropoulo provided observations on the meeting with Dr. Black, his background, and his qualifications against the criteria used by the NCG Committee to evaluate Board members. The NCG Committee also discussed the candidacy and relevant experience and background of Ms. Infante and Dr. Gopi. The NCG Committee determined to meet with Ms. Infante and Dr. Gopi. At the meeting, the NCG Committee also reviewed other items of concern raised in the Neuberger letters, and management succession.

On April 7, 2016, the entire NCG Committee interviewed Dr. Black telephonically, exploring aspects of his background and experience. Also on April 7, 2016, Mr. Child met with Dr. Gopi and explored his candidacy for joining the Board, including his technology expertise and experience, his understanding of the semiconductor capital equipment industry and the Company’s customers and his technology skillset. On April 8, 2016, the NCG Committee interviewed Dr. Gopi by telephone. On April 12, 2016, Messrs. Zafiropoulo and Child met with Ms. Infante, and discussed her background and experience and qualifications. Members of the NCG Committee had telephonic meetings with Ms. Infante on April 12 and 13, 2016. After each meeting, Mr. Child provided the prospective candidates with a questionnaire, to be returned and evaluated by the NCG Committee and the Company’s counsel.

On April 14, 2016, the NCG Committee met to discuss the status of discussions with Dr. Black, Ms. Infante and Dr. Gopi. Mr. Zafiropoulo also attended the meeting. The NCG Committee reviewed the criteria for board selection, as had been discussed in earlier meetings, the results of the candidates’ interviews with Messrs. Child and Zafiropoulo, and the other NCG Committee members and the responses to their questionnaires. After careful consideration, the Committee concluded that neither Dr. Black nor Ms. Infante had the relevant semiconductor capital equipment and related industry experience and/or operational experience with the Company’s customers, and that additional information was required for the NCG Committee to complete the evaluation of Dr. Gopi.

On April 18, 2016, members of the NCG Committee met with Dr. Gopi and explored further aspects of his background and experience. Also on April 18, 2016, the NCG Committee convened its regular quarterly meeting. At the meeting, the NCG Committee discussed the status of the Committee’s search for additional director nominees, the process for continuing the evaluation of Dr. Gopi, the process for sourcing additional candidates, timing considerations, and management succession, among other things. The NCG Committee determined to continue its evaluation of Dr. Gopi. On April 19, 2016, in its regular meeting, the Board received the report of the NCG Committee regarding its evaluation of the three candidates currently under consideration, the criteria for qualified director candidates and the process and timing of evaluating Dr. Gopi and of additional candidates. After the Board meeting on April 19, 2016, Mr. Child notified Dr. Black and Ms. Infante of the NCG Committee’s decision, and Mr. Timmins informed Mr. Nahum by email of the NCG Committee’s decision and requested that Mr. Nahum suggest the names of other possible candidates. Mr. Nahum responded by email the next day of Neuberger’s disappointment with the decision. On April 22, 2016, Neuberger notified the Company of its intent to nominate Ms. Infante and Dr. Black to be elected to the Board at the Annual Meeting.

On April 22, 2016, the Company issued a statement in response to the Neuberger notice stating, among other things, that the Board and management of the Company are committed to strong continuing corporate governance and maintaining an open dialogue with its stockholders, expressing disappointment with Neuberger’s nominations, in light of the numerous discussions and engagement with Neuberger over the past several months, and reiterating that the Company has taken action on succession planning and is in the process of refreshing the

Board. In addition, the Company stated that the NCG Committee had determined that neither candidate referred by Neuberger had the applicable business and industry expertise that would be relevant to a semiconductor capital equipment company or operational experience with the Company’s customers, and that the NCG Committee would continue to seek to add a director who has more relevant semiconductor capital equipment and related industry experience and/or operational experience with the Company’s key customers.

On May 10, 2016, Mr. Timmins and Mr. Nahum met in Philadelphia, Pennsylvania and Mr. Timmins reiterated the Board’s position regarding the Neuberger nominees, the Board’s views regarding succession planning, the progress made by the NCG Committee in board refreshment and reviewing a potential qualified Board candidate and the undesirability from a stockholder and business perspective in continuing to involve the Company in a contested proxy situation. In the conversation Mr. Nahum indicated that Neuberger was prepared to continue with a proxy solicitation for its preferred directors.

On May 23, 2016, the NCG Committee met to further consider the subject of board refreshment and the nomination of Dr. Gopi to the Board. The NCG Committee reviewed the references received on Dr. Gopi and his responses to questions of the NCG Committee. The NCG Committee unanimously recommended to the Board that Dr. Gopi stand for election as a director for a term commencing at the upcoming annual meeting of stockholders. Also on May 23, 2016, the Board met and unanimously accepted the recommendation of the NCG Committee regarding the nomination of Dr. Gopi.

MATTERS TO BE CONSIDERED AT ANNUAL MEETING

PROPOSAL 1

ELECTION OF DIRECTORS

General

The Board currently consists of seven directors, with no vacancies, and the term of each of the incumbent directors expires at the Annual Meeting. The Board has selected seven director nominees for election at the Annual Meeting, including all of the incumbent directors, other than Joel F. Gemunder, and Dr. Paramesh Gopi, who is not currently a director of the Company and will stand for election to the Board for the first time at the Annual Meeting. Mr. Gemunder has indicated that he is not standing for re-election at the Annual Meeting and will retire from the Board effective immediately prior to the Annual Meeting. The directors elected at the Annual Meeting will serve for a term of one year, expiring at the 2017 Annual Meeting of Stockholders, and until their successors have been duly elected and qualified. The names and ages of the persons nominated by the Board for election at the Annual Meeting, their positions and offices with the Company as of June 9, 2016 and certain other information about them are set forth below.

Each person nominated by the Board for election has consented to be named in this Proxy Statement and to serve if elected, and the Board has no reason to believe that any of its nominees will be unavailable to serve. In the event any nominee is unable to serve or for good cause will not serve as a director at the time of the Annual Meeting, the proxies will be voted for any substitute nominee who may be designated by the present Board to fill the vacancy. Unless otherwise instructed, the proxy holders will vote the WHITE proxy cards received by the Company FOR all of the nominees named below. The seven candidates receiving the highest number of affirmative votes of the shares represented and voting on this particular matter at the Annual Meeting will be elected directors of the Company, to serve for a one-year term and until their successors have been elected and qualified. The proxies solicited by this Proxy Statement may not be voted for more than seven nominees.

The Board unanimously recommends using the enclosed WHITE proxy card or WHITE voting instruction form to vote FOR each of the Board’s seven nominees for director. The recommendation of the Board is based on its carefully considered judgment that the experience, record and qualifications of the Board’s director nominees make them the best candidates to serve on the Board. Neuberger has filed a preliminary proxy statement indicating that it intends to nominate two nominees for election as directors at the Annual Meeting. The seven director nominees receiving the largest pluralities of the votes cast will be elected.

The Board unanimously recommends that you disregard any proxy card or voting instruction form that may be sent to you by Neuberger. Voting against Neuberger’s nominees on its proxy card is not the same as voting for our Board’s nominees, because a vote against Neuberger’s nominees on its proxy card will revoke any previous proxy or voting instructions submitted by you. If you have already voted using a proxy card or voting instruction form sent to you by Neuberger, you have every right to change it and we urge you to revoke that proxy or voting instructions by voting in favor of our Board’s nominees by using the enclosed WHITE proxy card or WHITE voting instruction form. Only the latest validly executed proxy or voting instruction form that you submit will be counted. If you have any questions or need assistance voting, please call D.F. King & Co., Inc. toll free at (800) 252-8173.

Nominees for Term Ending Upon the 2017 Annual Meeting of Stockholders

Arthur W. Zafiropoulo, age 77, founded Ultratech in September 1992 to acquire certain assets and liabilities of the Ultratech Stepper Division (the “Predecessor”) of General Signal Technology Corporation (“General Signal”) and, since March 1993, has served as Chief Executive Officer and Chairman of the Board of Directors. Additionally, Mr. Zafiropoulo served as President of Ultratech from March 1993 to March 1996, from May 1997 until April 1999 and from April 2001 to January 2004. Since October 2006, he resumed the responsibilities of President and Chief Operating Officer. Between September 1990 and March 1993, he was President of the

Predecessor. From February 1989 to September 1990, Mr. Zafiropoulo was President of General Signal’s Semiconductor Equipment Group International, a semiconductor equipment company. From August 1980 to February 1989, Mr. Zafiropoulo was President and Chief Executive Officer of Drytek, Inc., a plasma dry-etch company that he founded in August 1980, and which was later sold to General Signal in 1986. From July 1987 to September 1989, Mr. Zafiropoulo was also President of Kayex, a semiconductor equipment manufacturer, which was a unit of General Signal. From July 2001 to July 2002, Mr. Zafiropoulo served as Vice Chairman of Semiconductor Equipment and Materials International (“SEMI”), an international trade association representing the semiconductor, flat panel display equipment and materials industry. From July 2002 to June 2003, Mr. Zafiropoulo served as Chairman of SEMI, and Mr. Zafiropoulo has been on the board of directors of SEMI since July 1995. In December 2007, Mr. Zafiropoulo was elected as Director Emeritus of SEMI. On January 1, 2013, Mr. Zafiropoulo began serving as a member of the Board of Trustees at Northeastern University. Mr. Zafiropoulo is selected as a director nominee due to his extensive knowledge of and experience in the semiconductor and semiconductor capital equipment industries and businesses and his deep personal knowledge and commitment to the Company as the Company’s founder and Chief Executive Officer, as well as his personal leadership and management skills.

Michael Child, age 61, was appointed to the Company’s Board of Directors in April 2012. Mr. Child has been employed by TA Associates, Inc., a private equity firm, since 1982 where he currently serves as a Senior Advisor. Mr. Child served as a Managing Director of TA Associates from 1987 through 2010. Since September 2000, Mr. Child has served on the board of directors of IPG Photonics, which designs and manufactures high performance fiber lasers and amplifiers, and he currently serves as a member of its audit committee and as a member of its nominating and corporate governance committee. Since June 2010, Mr. Child has served on the board of directors of Finisar Corporation, a computer network equipment company, and he has served on the audit committee of Finisar since August 2010 and as chairman of the compensation committee since June 2011. He also served on the board of directors of Eagle Test Systems, a manufacturer of high performance automated test equipment for the semiconductor industry, from 2003 until November 2008 when it was acquired by Teradyne, Inc. Mr. Child holds a B.S. in Electrical Engineering from the University of California at Davis and an M.B.A. from the Stanford Graduate School of Business. Mr. Child has more than 25 years’ experience investing in and acquiring technology and technology-related companies and has served on the boards of directors of numerous public and private companies, including companies in the semiconductor industry. Mr. Child also brings significant knowledge regarding the Company and its operations from his previous years of service on the Company’s Board of Directors between 1993 and 1997. Mr. Child is selected as a director nominee due to his extensive industry, financial and transactions experience gained through his career as a technology investor in a private equity firm and in serving on boards of publicly traded technology companies, including semiconductor and semiconductor capital equipment companies.

Nicholas Konidaris, age 71, has served as a director of the Company since July 2000. Since April 2014, Mr. Konidaris has served as President and Chief Executive Officer of OmniGuide, Inc. (“OmniGuide”), a privately held company and a leader in advanced surgical solutions focusing on minimally invasive surgeries. From January 2004 until February 2014, Mr. Konidaris has served as President, Chief Executive Officer and as a director of Electro Scientific Industries, Inc., a global supplier of manufacturing equipment to increase productivity for customers in the consumer electronics, semiconductor, passive components and LED markets. From July 1999 to January 2004, Mr. Konidaris served as President and Chief Executive Officer of Advantest America, Corp., a holding company of Advantest America, Inc., which is a semiconductor capital equipment manufacturer of testers and handlers. From July 1997 to January 2004, Mr. Konidaris also served as Chairman of the Board, President and Chief Executive Officer of Advantest America, Inc. Mr. Konidaris has served on the board of directors of OmniGuide since 2006, and served as a member of its audit committee until March 2014. Mr. Konidaris also served as a member of the board of directors of AISI, Inc., a privately held company, from 2008 to 2010. Mr. Konidaris holds a diploma in EE from the National Technical University of Athens and a Master of Science in Management from MIT Sloan. Since 2011, Mr. Konidaris has served on the MIT Sloan North American Executive Board. Mr. Konidaris is selected as a director nominee due to his relevant technical experience and his perspective gained by serving as the chief executive officer and board member of a publicly traded company in the semiconductor industry.

Dennis R. Raney, age 73, has served as a director of the Company since April 2003. Mr. Raney has served as Managing Director of PrimeMark Advisors, a privately held real estate consulting firm, since November 2008. Mr. Raney served as Principal of Liberty-Greenfield, LLP, a company that advised clients on real estate issues that have significant financial or operational consequences to their business, from May 2005 until the company was wound up in November 2008. Mr. Raney served as Chief Financial Officer of eONE Global, LP, a company that identifies, develops and operates emerging electronic payment systems and related technologies that address e-commerce challenges, from July 2001 to June 2003. From March 1998 to July 2001, Mr. Raney served as Chief Financial Officer and Executive Vice President of Novell, Inc., a producer of network software. From January 1997 to December 1997, Mr. Raney served as Chief Financial Officer and Executive Vice President of QAD, Inc., a provider of enterprise resource planning software. Mr. Raney served as the chief financial officer of Bristol Myers Squibb Pharmaceutical Group from October 1993 to January 1996. Mr. Raney also served as a director of EasyLink Services Corporation (“EasyLink”), a provider of information exchange services, from March 2003 until August 2007, and served as chair of the audit committee of EasyLink’s board of directors from June 2004 until August 2007. In addition, between February 2004 and October 2008 when it was acquired by DG Fast Channel, Mr. Raney served as a director of Enliven Corporation (formerly ViewPoint Corporation), a provider of visual application development, content assembly and delivery technology, and as chair of the audit committee of Enliven’s board of directors. Mr. Raney served as a director, and as chair of the audit committee of the board of directors, of Infiniti Solutions, a provider of semiconductor testing, assembly and prototyping services, between July 2004 and September 2008. Mr. Raney served as a director of Equinix, a provider of data center and internet exchange services from April 2003 to June 2005, and served as chair of the audit committee of Equinix’s board of directors during that time. From July 2002 to June 2003, Mr. Raney served as a director of ProBusiness Services, Inc., which was acquired by Automatic Data Processing, Inc. in June 2003. Mr. Raney also served as a director and audit committee member of Redleaf, Inc., a technology operating company that provides services and capital for pre-seed stage technology companies, from April 1999 to June 2003. Mr. Raney previously served as a director and audit committee member of W.R. Hambrecht & Company, an investment banking firm, from March 1999 to July 2001 and served as a director and audit committee member of ADAC Laboratories, a company that designs, develops, manufactures, sells and services electronic medical imaging and information systems, from March 1999 to March 2001. Mr. Raney holds a B.S. degree in chemical engineering from the South Dakota School of Mines & Technology and an MBA from the University of Chicago. Mr. Raney is selected as a director nominee for his decades of finance, accounting and corporate governance experience and international experience in high-technology companies, as well as in other industries, including extensive board and audit committee service and service as a public company chief financial officer.

Henri Richard, age 58, has served as a director of the Company since April 2006. Since May 2016, Mr. Richard has served as Executive Vice President of Worldwide Field and Customer Operations at NetApp, Inc. From April 2013 until May 2016, Mr. Richard has served as Senior Vice President of Worldwide Commercial Sales at SanDisk Corporation. From September 2007 until April 2013, Mr. Richard has served as Senior Vice President, Chief Sales and Marketing Officer at Freescale Semiconductor, Inc. (“Freescale”). Prior to joining Freescale in September 2007, Mr. Richard was Executive Vice President, Chief Sales and Marketing Officer at Advanced Micro Devices, Inc. (“AMD”), where his duties included oversight of the company’s global field sales and support organization, corporate marketing, and go-to-market activities for all AMD customer segments, including commercial, consumer and innovative solutions groups, and the company’s 50x15 digital inclusion initiative. Mr. Richard joined AMD in April 2002 as Group Vice President, Worldwide Sales. He was promoted to Senior Vice President in May 2003 and was appointed as Executive Vice President and Chief Sales and Marketing Officer in February 2004. Prior to joining AMD, Mr. Richard was Executive Vice President of Worldwide Field Operations at WebGain, Inc., a privately held provider of Java software for Fortune 500 companies. Before WebGain, he was vice president of Worldwide Sales and Support for IBM’s Technology Group. Mr. Richard has also held senior executive positions with several notable companies in the United States and Europe, including tenures as President of the Computer Products Group at Bell Microproducts, Executive Vice President at Karma International, and Vice President at Seagate Technology/Conner Peripherals.

Mr. Richard is selected as a director nominee due to his extensive experience as an executive officer in the semiconductor industry, in particular in the areas of sales and marketing and market analysis.

Rick Timmins, age 64, has served as a director of the Company since August 2000. Since April 2009, Mr. Timmins has served as a Venture Partner and investor with G-51 Capital, a seed-stage venture capital firm that invests in the software, hardware, internet, and clean technology sectors. From January 1996 until April 2008, Mr. Timmins served as Vice-President of Finance for Cisco Systems, Inc. From January 2011 to November 2012, Mr. Timmins served as a member of the board of directors and audit committee member of IRIS International, Inc., a company that designs, develops, manufactures and markets in-vitro diagnostic products, consumables and supplies for urinalysis and body fluids. Since April 2010 Mr. Timmins has served as a member of the board of directors of Socialware, a privately held company that provides a social middleware platform. In January 2011 Mr. Timmins joined the board of directors of the privately held company, Nexersys, which provides personal fitness exercise equipment. Mr. Timmins served as a member of the board of directors of Transmeta Corporation, a developer of computing, microprocessing and semiconductor technologies, from May 2003 until January 2009, and was the chairman of the audit committee of Transmeta’s board of directors between May 2003 and January 2009. He also served as a member of the board of directors of Treaty Oak Bancorp, Inc., a local community bank in Austin, Texas from December 2008 to February 2011. Mr. Timmins holds a B.S. degree in accounting and finance from the University of Arizona and an M.B.A. degree from St. Edward’s University. Mr. Timmins is selected as a director nominee due to his experience in serving in senior finance positions of publicly traded technology companies, as well as his experience with accounting, governance and audit committee matters.

Paramesh Gopi, age 47, has been President and Chief Executive Officer of Applied Micro Circuits Corporation (“AppliedMicro”) since May 2009 and a director of AppliedMicro since April 2009. From June 2008 to May 2009, Dr. Gopi served as Senior Vice President and Chief Operating Officer of AppliedMicro. From September 2002 to June 2008, Dr. Gopi held various positions with Marvell Semiconductor, a provider of mixed-signal and digital signal processing integrated circuits to broadband digital data networking markets, where he most recently served as Vice President and General Manager of the Embedded and Emerging Business Unit. At Marvell, Dr. Gopi held several executive-level positions including Chief Technology Officer of the Embedded and Emerging Business Unit and Director of Technology Strategy. Dr. Gopi holds a Ph.D. in Electrical and Computing Engineering and a Masters and Bachelor of Science degree in Electrical Engineering from the University of California, Irvine. In addition, Dr. Gopi is a named inventor under 30 patents involving device-related inventions and has published numerous articles and papers on a variety of technical engineering and industry topics. Dr. Gopi was initially identified as a potential director nominee by a stockholder of the Company, and he is selected as a director nominee due to his experience in serving in senior operating positions of publicly traded semiconductor companies, as well as his extensive technology experience and strong relationship with some of the Company’s customers and knowledge and expertise with respect to corporate governance of publicly-held companies. The Company also expects that Dr. Gopi will also contribute as a member of its technology advisory board.

Board Committees and Meetings

During the fiscal year ended December 31, 2015, the Board held ten (10) meetings and did not act by unanimous written consent. The Board has an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Business Development Committee. Current copies of the charters of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee as well as the Corporate Governance Policies of the Board can be found on the Company’s website at www.ultratech.com. During the respective term of his service on the Board and its committees during the past fiscal year, each of the directors attended 75% or more of the aggregate of (i) the total number of meetings of the Board (held during the period for which he was a director) and (ii) the total number of meetings held by all committees of the Board on which he served during the periods that he served.

Executive Sessions

Executive sessions of independent directors are generally held four times a year, at the end of a regular meeting of the Board. The sessions are chaired by Mr. Rick Timmins, the Lead Outside Director.

Communications with the Board

Any stockholder may communicate with the Board by postal mail. Communications that are intended specifically for non-management directors should be sent to the attention of the Chair of the Nominating and Corporate Governance Committee. Communications that are intended for a specific director should be sent to the attention of that director. Communications should be sent to: Investor Relations, Attn: Board of Directors, c/o Ultratech, Inc., 3050 Zanker Road, San Jose, California 95134. The Company’s Investor Relations department will screen all communications for offensive or otherwise inappropriate messages, including advertisements and other solicitations unrelated to the Company or the activities of the Board.

Policy Regarding Director Attendance at Annual Meetings of Stockholders

The Company strongly encourages attendance by each incumbent director and each nominee to the Board at its Annual Meetings of Stockholders. Six (6) then serving members of the Board attended the Company’s 2015 Annual Meeting of Stockholders.

Compensation Committee

The Compensation Committee currently consists of four (4) directors, Messrs. Timmins, Gemunder, Richard and Child. Mr. Timmins commenced service as Chair of the Compensation Committee in February 2016. The Board has determined that each current member of the Compensation Committee is an “independent director” as that term is defined in Rule 5605 of The NASDAQ Stock Market’s Marketplace Rules. The Compensation Committee has a written charter, which was adopted by the Board in January 2003 and amended in February 2004, April 2013, April 2014 and April 2015. The Compensation Committee is primarily responsible for approving the Company’s general compensation policies and setting compensation levels for the Company’s executive officers. The Compensation Committee also administers the Company’s 1993 Stock Option/Stock Issuance Plan, as amended (the “1993 Plan”) and the Company’s 1998 Supplemental Stock Option/Stock Issuance Plan (which expired in October 2008). During the 2015 fiscal year, the Compensation Committee held nine (9) meetings and did not act by unanimous written consent.

In setting executive officer compensation for 2015, the Compensation Committee continued to utilize Compensia as its independent consulting firm. Compensia reports directly to the Compensation Committee and not to management. Compensia has not provided any services to the Company other than to the Compensation Committee, and receives compensation from the Company only for services provided to the Compensation Committee. The Compensation Committee assessed the independence of Compensia pursuant to SEC rules and concluded that the work of Compensia has not raised any conflict of interest and that Compensia is independent from the Company. Further information about the executive compensation services provided by Compensia with respect to 2015 is included in the “Compensation Discussion and Analysis” section of this Proxy Statement.

The Compensation Committee reviews and recommends to the Board appropriate director compensation programs for service as directors. The Compensation Committee determines the compensation of (i) the Company’s chief executive officer in the executive session of a Compensation Committee meeting without the chief executive officer present and (ii) the other executive officers of the Company, other than the chief executive officer, in a Compensation Committee meeting in which the chief executive officer may be present during deliberations with respect to the compensation of such other executive officers, but may not vote thereon.

Audit Committee

The Audit Committee currently consists of three (3) directors, Messrs. Raney, Konidaris and Timmins. Mr. Raney commenced services as Chair of the Audit Committee in February 2016. The Audit Committee is responsible for overseeing the integrity of the Company’s financial statements and the appointment, compensation, qualifications, independence and performance of the Company’s independent auditors, as well as compliance with related legal and regulatory requirements, overseeing the Company’s risk management programs and performance of the Company’s accounting practices and internal controls. During the 2015 fiscal year, the Audit Committee held five (5) meetings and did not act by unanimous written consent.

The Board adopted and approved a written charter for the Audit Committee on June 8, 2000. The Audit Committee’s charter was substantially revised on January 28, 2003 and was further amended on February 2, 2004, April 19, 2011 and on April 21, 2015. The Board has determined that each current member of the Audit Committee is “independent” as that term is defined in Rule 10A-3 under the Exchange Act and an “independent director” as that term is defined in Rule 5605 of The NASDAQ Stock Market’s Marketplace Rules. In addition, the Board has determined that each member of the Audit Committee, Messrs. Raney, Konidaris and Timmins, is an “Audit Committee Financial Expert” as defined by Item 407 of SEC Regulation S-K.

Nominating and Corporate Governance Committee

The Nominating Committee, which was formed in April 2001, and which was changed to the Nominating and Corporate Governance Committee in January 2003, currently consists of four (4) directors, Messrs. Child, Konidaris, Raney and Richard. Mr. Child commenced service as Chair of the Nominating and Corporate Governance Committee in February 2016. The Board has determined that each current member of the Nominating and Corporate Governance Committee is an “independent director” as defined in Rule 5605 of The NASDAQ Stock Market’s Marketplace Rules. During the 2015 fiscal year, the Nominating and Corporate Governance Committee held four (4) meetings and did not act by unanimous written consent. In January 2003, the Board substantially revised the written charter for the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee recommends to the Board the individuals to be nominated to stand for election to the Board by stockholders at each annual meeting and to fill vacancies on the Board, implements the Board’s criteria for selecting new directors, develops and recommends or assesses corporate governance policies of the Company and the Board, and oversees the Board’s and Board Committees’ annual Board and Committee self-evaluations. The Nominating and Corporate Governance Committee also oversees and administers a peer evaluation of the individual directors where each individual director is able to provide feedback on the performance of other directors.

Business Development Committee

The Business Development Committee, formed in 2013, currently consists of three (3) directors, Messrs. Richard, Raney and Child. Mr. Richard commenced service as Chair of the Business Development Committee in February 2016. The primary purposes of the Business Development Committee are: (1) review and recommend strategic investments or strategic investment transactions to the Board and Company management, (2) review and recommend merger and acquisition opportunities to the Board and Company management, (3) review and monitor progress of recent acquisitions, and (4) review and provide guidance to management and the Board with respect to the Company’s development and implementation of its corporate strategy. During the 2015 fiscal year, the Business Development Committee held five (5) meetings and did not act by unanimous written consent.

Ultratech’s Corporate Governance Practices

Our corporate governance policies reflect best practices, including the following:

• Annual Election of All Directors	• Independent Lead Director with Broad Authority and Responsibility
• Executive Sessions of Non-Management Directors held at each Regularly Scheduled Board Meeting	• Board Participation in Management Succession Planning
• Director Stock Ownership Guidelines	• Limitation on Outside Board and Audit Committee Service
• Annual Board and Committee Self-Evaluations	• Annual Board Peer Review Process
• Stockholder Outreach Regarding General Governance Issues and Compensation Related Matters	• No Hedging of Company Stock by Directors and Executive Officers and Restrictions on Pledging
• Executive Stock Ownership Guidelines	• Clawback Policy

Consideration of Director Nominees

Stockholder Candidate Recommendations

The Nominating and Corporate Governance Committee will consider candidates for election to the Board recommended by stockholders. In evaluating such candidates, the Nominating and Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board and to address the membership criteria set forth under “Director Qualifications.” The notice of recommendation delivered to the Company must be received within the time permitted for submission of a stockholder proposal for inclusion in the Company’s proxy statement for the relevant Annual Meeting of Stockholders and must set forth as to each proposed nominee who is not an incumbent director (i) all information relating to the individual recommended or nominated that is required to be disclosed pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to be named in the proxy statement as a nominee and to serving as a director if elected), (ii) the name(s) and address(es) of the stockholder(s) making the recommendation and the amount of the Company’s securities which are owned beneficially and of record by such stockholder(s), (iii) appropriate biographical information (including a business address and a telephone number) and a statement as to the individual’s qualifications, with a focus on any criteria publicly stated to be considered by the Nominating and Corporate Governance Committee in evaluating prospective Board candidates, including those identified below, (iv) a representation that the stockholder is a holder of record of stock of the Company entitled to vote on the date of submission of such written materials, and (v) any material interest of the stockholder in the recommendation. Any stockholder recommendations proposed for consideration by the Nominating and Corporate Governance Committee should be addressed to: Chair of the Nominating and Corporate Governance Committee, Ultratech, Inc., 3050 Zanker Road, San Jose, California 95134.

Director Qualifications

The Board’s policy is to encourage the selection of directors who will contribute to the Company’s overall corporate goals of responsibility to its stockholders, industry leadership, customer success, positive working environment, and integrity in financial reporting and business conduct. The Board and the Nominating and Corporate Governance Committee review, from time to time, the experience and characteristics appropriate for Board members and director candidates in light of the Board’s composition at the time and skills and expertise needed at the Board and committee levels. The Company does not have a formal policy with regard to the consideration of diversity in identifying director candidates, but the Nominating and Corporate Governance Committee strives to nominate directors with a variety of complementary skills so that, as a group, the Board will possess the appropriate talent, skills, and expertise to oversee the Company’s business. The Nominating and Corporate Governance Committee considers, among other things, whether a candidate:

•	has a reputation for integrity, strong moral character and adherence to high ethical standards;

•	holds or has held a generally recognized position of leadership in the community and/or chosen field of endeavor, and has demonstrated high levels of accomplishment;

•	has demonstrated business acumen and experience, and the ability to exercise sound business judgment in matters that relate to the current and long-term objectives of the Company;

•	has relevant semiconductor capital equipment and related industry experience and/or operational experience with the Company’s customers;

•	has the ability to read and understand basic financial statements and other financial information pertaining to the Company;

•	has a commitment to understand the Company and its business, industry and strategic objectives;

•

has a commitment and the ability to regularly attend and participate in meetings of the Board, Board Committees and stockholders, including the number of other company Boards on which the candidate serves and the candidate’s ability to generally fulfill all responsibilities as a director of the Company;

•	is willing to represent and act in the interests of all stockholders of the Company rather than the interests of a particular group;

•	is in good health and has the ability to serve;

•	for prospective non-employee directors, would be independent under applicable rules of the SEC and The NASDAQ Stock Market rules;

•	has any conflict of interest (whether due to a business or personal relationship) or legal impediment to, or restriction on, serving as a director; and

•	is willing to accept the nomination to serve as a director of the Company.

Identifying and Evaluating Nominees for Directors

The Nominating and Corporate Governance Committee nominates individuals for election as directors at each annual meeting of stockholders and for appointment to fill vacancies on the Board in consultation with the Company’s Chief Executive Officer. The Committee identifies and evaluates candidates who, based on their biographical information and other information available to the Committee, appear to meet any minimum criteria adopted by the Committee and/or have the specific qualities, skills or experience being sought (based on input from the full Board and the Chief Executive Officer).

The Committee operates and chooses nominees or appointees in accordance with its charter.

•	Outside Advisors. The Committee may engage a third-party search firm or other advisors to assist in identifying prospective nominees.

•

Stockholder Suggestions for Potential Nominees. The Committee will consider suggestions of candidates from stockholders properly submitted in accordance with procedures adopted by the Committee, as summarized above.

•

Nomination of Incumbent Directors. The re-nomination of existing directors should not be viewed as automatic, but should be based on continuing qualification under the criteria adopted by the Committee.

•

Interviews. After reviewing appropriate biographical information and qualifications, first-time candidates will be interviewed by at least one member of the Committee and by the Chief Executive Officer.

•	Board Approval. Upon completion of the above procedures, the Committee shall determine the list of potential candidates to be nominated or appointed to the Board, subject to the approval of the full

Board, which shall include approval by a majority of the independent directors. The Board will select the slate of nominees only from candidates identified, screened and approved by the Committee.

The Committee will consider all director candidates identified through the processes described above and will evaluate each of them based on the same criteria. Director candidates are evaluated at regular or special meetings of the Committee and may be considered at any point during the year. If based on the Committee’s initial evaluation a director candidate continues to be of interest to the Committee, the Chair of the Committee and other Committee members will interview the candidate and communicate the evaluation to executive management and the Board. Additional interviews are conducted, if necessary, and ultimately the Committee will meet to finalize its list of recommended candidates for the Board’s consideration.

During 2015 and 2016, the Committee has sought to recruit one or more additional Board members who align with the Company’s long term strategy and who bring appropriate experience or expertise to the Board, including, in particular, relevant semiconductor capital equipment and related industry experience and/or operational experience with the Company’s customers.

Leadership Structure

The Board does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board as the Board believes it is in the best interests of the Company to make that determination from time to time based on the position and direction of the Company and the membership of the Board. The Board has determined that having the Company’s Chief Executive Officer serve as Chairman is in the best interest of the Company’s stockholders at this time. This structure makes the best use of the Chief Executive Officer’s extensive knowledge of the Company and its industries, as well as fostering greater communication between the Company’s management and the Board. The Board has appointed Mr. Timmins to act as the Lead Outside Director, and Mr. Timmins presides over and directs the Board’s independent sessions.

As the Lead Outside Director, Mr. Timmins functions as the Presiding Independent Director at the meetings of independent directors. The duties of the Presiding Independent Director include, but are not limited to, the following:

•	preside at all meetings of the Board at which the chairman is not present, including executive sessions of independent directors;

•	serve as liaison between the chairman and the independent directors;

•	approve information sent to the Board;

•	approve meeting agendas for the Board;

•	approve meeting schedules to assure that there is sufficient time for discussion of all agenda items;

•	have the authority to call meetings of the independent directors; and

•	if requested by major stockholders, ensure that he or she is available for consultation and direct communication.

Risk Oversight

The Company faces a variety of risks. The Board believes an effective risk management system will (1) timely identify the material risks that the Company faces, (2) communicate necessary information with respect to material risks to senior executives and, as appropriate, to the Board or relevant Board Committee, (3) implement appropriate and responsive risk management strategies consistent with the Company’s risk profile and (4) integrate risk management into Company decision-making.

The Board has designated the Audit Committee to take the lead in overseeing risk management and the Audit Committee makes periodic reports to the Board regarding briefings provided by management and advisors as well as the Audit Committee’s own analysis and conclusions regarding the adequacy of the Company’s risk management processes. The Company has a risk management program implemented under the direction of the Company’s Chief Financial Officer, who reports to the Company’s Chief Executive Officer, Audit Committee and Board on such program.

In addition to the formal compliance program, the Board encourages management to promote a corporate culture that incorporates risk management into the Company’s corporate strategy and day-to-day business operations. The Board also continually works, with the input of the Company’s executive officers, to assess and analyze the most likely areas of future risk for the Company.

Our Board believes that the process it has established to administer the Board’s risk oversight function would be effective under a variety of leadership frameworks and, therefore, do not have a material effect on our choice of the Board’s leadership structure described above under “Leadership Structure.”

Director Compensation—Fiscal 2015

The following table sets forth certain information regarding the compensation of each non-employee director for service on the Board of Directors during the 2015 fiscal year.

Name	Fees Earned or Paid in Cash ($)(1)	Option Awards ($)(2)	Stock Awards ($)(3)(4)	All other Compensation	Total ($)
Joel F. Gemunder	60,000	—	101,640	—	161,640
Nicholas Konidaris	58,000	—	101,640	—	159,640
Rick Timmins	108,000	—	101,640	—	209,640
Dennis R. Raney	77,500	—	101,640	—	179,140
Henri Richard	85,500	—	101,640	—	187,140
Michael Child	81,500	—	101,640	—	183,140

(1)	Represents cash retainer fees for serving on our Board of Directors and Board committees and fees for attending meetings of the Board of Directors or Board committees. For further information concerning the cash retainer fees, see the section below entitled “Director Annual Meeting and Retainer Fees”.
(2)	As of December 31, 2015, the following non-employee directors held options to purchase the following number of shares of the Company’s common stock: Mr. Gemunder, 8,000 shares; Mr. Konidaris, no shares; Mr. Timmins, 8,000 shares; Mr. Raney, no shares; Mr. Richard, no shares; and Mr. Child, no shares.
(3)	Messrs. Gemunder, Konidaris, Timmins, Raney, Richard, and Child each received an RSU award covering 6,000 shares of the Company’s common stock at the 2015 Annual Meeting. Each such RSU award had a grant-date fair value of $16.94 per unit, for a total grant-date fair value of $101,640 for the award. Such grant-date fair value was, in accordance with ASC Topic 718, based on the closing price per share of the Company’s common stock on the grant date and was not adjusted for estimated forfeitures related to service-vesting conditions. For further information concerning the grant of RSUs to non-employee directors under the automatic grant program of the Company’s 1993 Plan, see the section below entitled “1993 Stock Option/Stock Issuance Plan.”
(4)	As of December 31, 2015, the following non-employee directors held unvested RSU awards covering the following number of shares of the Company’s common stock: Mr. Gemunder, 6,000 shares; Mr. Konidaris, 6,000 shares; Mr. Timmins, 6,000 shares; Mr. Raney, 6,000 shares; Mr. Richard, 6,000 shares, and Mr. Child, 7,666 shares (including 1,666 shares subject to an unvested RSU award initially granted to Mr. Child on April 17, 2012).

Director Annual Retainer and Meeting Fees. For the fiscal year ended December 31, 2015, the cash compensation paid to the non-employee Board members was as follows: (i) a base annual cash retainer of

$30,000, (ii) an additional cash fee of $20,000 to the Board member serving as “lead director”, (iii) an additional cash fee of $20,000 to the Board member serving as Chair of the Audit Committee, (iv) an additional cash fee of $17,500 to each Board member serving as the Chair of any standing Board committee other than the Audit Committee, (v) a cash fee of $2,000 per Board meeting attended, (vi) a cash fee of $2,000 per standing Board committee meeting attended (except that no fee is paid for any Board committee meeting held on the same day as a Board meeting), and (vii) a cash fee of $1,000 per standing Board committee meeting held on the day before or after a Board meeting at the Company’s headquarters.

1993 Stock Option/Stock Issuance Plan. Pursuant to the automatic grant program in effect under the 1993 Stock Option/Stock Issuance Plan that was approved by the stockholders at the 2011 Annual Meeting and as in effect at the start of the 2015 fiscal year, each non-employee director will, upon his or her initial election or appointment to the Board of Directors, receive a one-time automatic RSU award covering 10,000 shares of the Company’s common stock, provided such individual has not previously been in the Company’s employ. On the date of each Annual Stockholders Meeting, beginning with the 2011 Annual Stockholders Meeting, each non-employee Board member who continues to serve on the Board of Directors, whether or not he or she has been in the prior employ of the Company, will automatically receive an RSU award covering 7,500 shares of the Company’s common stock. There is no limit on the number of such annual RSU awards any one individual may receive over his or her period of continued Board service, but no individual will receive a 7,500-share RSU award for a particular year under the automatic grant program if he or she has received his or her initial RSU award under the automatic grant program within the immediately preceding six (6) months.

Although the automatic grant program provides for an annual grant of 7,500 restricted stock units to each non-employee director, the Board of Directors determined that it would be appropriate to reduce the annual grant made at the 2015 Annual Meeting to 6,000 restricted stock units. Accordingly, each of the following non-employee Board members received an RSU award covering 6,000 shares of the Company’s common stock at the 2015 Annual Meeting: Messrs. Raney, Richard, Gemunder, Konidaris, Timmins and Child.

The Board of Directors then amended the 1993 Stock/Option Stock Issuance Plan in October 2015 to provide that, as to future non-employee director awards under the 1993 Stock Option/Stock Issuance Plan after October 20, 2015 and unless and until otherwise provided by the Board of Directors, the number of shares of the Company’s common stock subject to a new award granted to a non-employee director in connection with his or her initial election or appointment to the Board of Directors will be reduced from 10,000 shares to 3,750 shares and the number of shares of the Company’s common stock subject to each new annual award grant to a non-employee director continuing in office after an annual meeting of the Company’s stockholders will be reduced from 7,500 shares to 3,750 shares.

Each RSU award granted under the automatic grant program is subject to the following terms and conditions:

•

The shares subject to the initial RSU award will vest as follows: (i) 50% of the shares will vest upon the director’s completion of one year of Board service measured from the grant date, and the remaining shares will vest in three successive equal annual installments upon the director’s completion of each of the next three years of Board service thereafter. The shares subject to each annual RSU award will vest upon the earlier of (i) the director’s completion of one year of Board service measured from the grant date or the (ii) the director’s continuation in Board service through the day immediately prior to the Annual Stockholders Meeting immediately following the Annual Stockholders Meeting at which the RSU award was made.

•

Should the director die or become permanently disabled while serving as a Board member, then the shares at the time subject to each RSU award made to that individual under the automatic grant program will immediately vest.

•	The shares at the time subject to each outstanding RSU award under the automatic grant program will immediately vest in the event of a change in control of the Company.

•

The shares which vest under each RSU award will generally be issued at the time of vesting or as soon as administratively practicable thereafter. However, awards may be structured so that the issuance of the shares which vest under those awards will be deferred until the director ceases Board service or the occurrence of any earlier event such as a change in control or a designated date.

•

Should any dividend or other distribution payable other than in shares of the Company’s common stock be declared and paid on our outstanding common stock while an initial or annual RSU award under the automatic grant program is outstanding, the non-employee director holding the award will be credited with a dividend equivalent to the actual dividend or distribution which would have been paid on the shares subject to the RSU award had they been issued and outstanding and entitled to that dividend or distribution. The amount credited as a dividend equivalent will be subject to the same vesting and payment terms as the underlying RSUs to which those dividend equivalents relate.

Non-Employee Director Stock Ownership Guidelines. The Board has adopted stock ownership guidelines for non-employee directors that provide that within three years of becoming a member of the Board of Directors, or three years after the date of approval of the guidelines, whichever is later, each director is expected to accumulate and thereafter continue to hold, a minimum number of shares of the Company’s common stock equal to six times the base annual cash retainer payable to each non-employee director for service on the Board. Unvested stock and shares issuable upon distribution pursuant to unvested restricted stock units granted by the Company, in each case that vest as a result of the Director’s continued service to the Company over time (subject to any applicable vesting acceleration provisions), can be applied toward this goal. However, unvested stock and shares issuable upon distribution pursuant to unvested restricted stock units in each case that vest in connection with the achievement of performance targets, as well as unexercised options (whether vested or unvested) shall not count toward such goal. The shares must be held by the director as an individual or as part of a family trust. It is intended that directors hold, through outright ownership and through the Company’s equity award grants, a meaningful number of shares of the Company’s common stock, but that the foregoing policy be flexible in order to avoid foreclosing the appointment of or continued service by viable candidates for the Board in appropriate circumstances.

Recommendation of the Board of Directors

The Board recommends that the stockholders vote FOR the election of each of the above nominees. The recommendation of the Board is based on its carefully considered judgment that the experience, record and qualifications of the Board’s director nominees make them the best candidates to serve on the Board.

PROPOSAL 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed the firm of Ernst & Young LLP, the Company’s independent registered public accounting firm during the fiscal year ended December 31, 2015, to serve in the same capacity for the fiscal year ending December 31, 2016, and is asking the stockholders to ratify this appointment. The affirmative vote of a majority of the shares present or represented at the Annual Meeting and entitled to vote on the proposal is required to ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm.

In the event the stockholders fail to ratify the appointment, the Audit Committee will reconsider its selection. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of the Company and its stockholders.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Fees billed to the Company by Ernst & Young LLP for services rendered for fiscal years 2015 and 2014

Audit Fees

Audit fees billed to the Company by Ernst & Young LLP for professional services rendered for the audit of the Company’s 2015 annual financial statements, review of quarterly financial statements, audit services in connection with statutory filings, consents, review of documents filed with the SEC, Section 404 review of internal control over financial reporting, and accounting and financial reporting consultation totaled $1,893,779. Audit fees billed to the Company by Ernst & Young LLP for professional services rendered for the audit of the Company’s 2014 annual financial statements, review of quarterly financial statements, audit services in connection with statutory filings, consents, review of documents filed with the SEC, Section 404 review of internal control over financial reporting, and accounting and financial reporting consultation totaled $1,854,000.

Audit-Related Fees

Audit-related fees billed to the Company by Ernst & Young LLP for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements during the Company’s 2015 fiscal year totaled $100,000. There were no audit-related fees billed to the Company by Ernst & Young LLP during the Company’s 2014 fiscal year.

Tax Fees

There were no tax fees billed to the Company by Ernst & Young LLP during the Company’s 2015 and 2014 fiscal years.

All Other Fees

Other than as set forth above, there were no other fees billed to the Company by Ernst & Young LLP during the Company’s 2015 and 2014 fiscal years.

All of the 2015 and 2014 audit fees, audit-related fees and tax fees, and all other fees, were pre-approved by the Audit Committee. The Audit Committee has designated the Audit Committee chair to have the authority to pre-approve interim requests for permissible services that were not contemplated in the engagement letter or in pre-approval requests. The Audit Committee chair may approve or reject any interim service requests and shall report any interim service pre-approvals at the next regular Audit Committee meeting.

The Audit Committee considered whether the provision of audit-related services, tax services, financial information systems design and implementation services and other non-audit services is compatible with the principal accountants’ independence.

Recommendation of the Board of Directors

The Board recommends that the stockholders vote FOR the ratification of the selection of Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016 as described in this Proposal No. 2.

PROPOSAL 3

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

The Company is providing its stockholders the opportunity to vote on an advisory resolution to approve the compensation of the Company’s named executive officers (as identified in the Compensation Discussion and Analysis (CD&A)) as such compensation is disclosed pursuant to the SEC’s executive compensation disclosure rules and set forth in this Proxy Statement (including in the compensation tables, the narratives accompanying those tables and the CD&A).

The Company’s goal for its executive compensation program is to attract, motivate and retain qualified executives through competitive compensation packages. The Company believes that the compensation paid to its executive officers should be substantially dependent on the Company’s financial performance and the value created for its stockholders, and so has designed its executive compensation program to support a strong pay-for-performance philosophy while maintaining an overall level of compensation that the Company believes is fair, reasonable and responsible. The Compensation Discussion and Analysis, beginning on page 31 of this Proxy Statement, describes the Company’s executive compensation program and the decisions made by the Compensation Committee for 2015 in more detail.

The Compensation Committee values input from the Company’s stockholders regarding the Company’s executive compensation program and made a number of changes to the Company’s executive compensation program in 2015 based on input received from the Company’s stockholders.

Highlights of the Company’s executive compensation program, including key changes made for fiscal years 2015 and 2016 based on input received from the Company’s stockholders, include the following:

•

NEO salaries and target annual incentives remain flat. Our NEOs did not receive a base salary increase or target annual incentive increase for 2015 and have not received a base salary or target annual incentive increase for 2016.

•

Our annual bonus program is rigorous and based on pre-established revenue and operating income metrics. The Compensation Committee believes the performance goals established under the Company’s annual bonus program were challenging and required the Company to perform at a high level for bonuses to be paid at target. As in 2014, the Company did not achieve the target performance levels in 2015, and the named executive officers’ annual bonuses were 51.1% of the target bonus level. In addition, in order to encourage retention, one-half of each NEO’s final bonus amount remains subject to time-based vesting requirements. Additional bonuses, based on the Company’s stock price performance relative to a peer group of companies considered for this purpose, were also paid for 2015.

•

Maximum payouts under our incentives are capped. We capped the maximum potential bonus for the operating income metric under our 2015 annual bonus program, and we capped the maximum potential bonus for both the operating income and revenue metrics under our 2016 annual bonus program. Maximum potential payouts under our long-term incentive awards for 2015, discussed below, are also capped.

•

Long-term incentive awards for our NEOs for 2015 were dependent upon stock price goals that have not yet been attained. We restructured our long-term incentive awards for 2015 to be dependent upon significant stock price appreciation; no portion of the awards vests based solely on the passage of time without performance. The named executive officers’ long-term incentives granted in 2015 are cash bonus opportunities that will be payable if the Company’s stock price achieves specified levels of significant appreciation over the Company’s stock price on the grant date of the awards. The potential payout is 50% of the executive’s target amount for a 30% increase in stock price by December 31, 2017 and a potential payout of the full target amount for a 60% increase in stock price by December 31, 2017 (with the increases based on the average of the high and low trading prices for the

Company’s stock on the grant date of the awards). If a stock price goal is achieved, one-fourth of the applicable amount is paid out immediately on attainment of the goal, and the remainder is subject to a three-year vesting requirement. Thus, the awards provide additional incentives to create value for stockholders and to continue in service with the Company. In certain circumstances, the awards could also pay out in connection with a change in control of the Company on or before December 31, 2019. The applicable stock price goals have not yet been attained and no new long-term incentives have been awarded to the NEOs for 2016.

•

We maintain stock ownership guidelines with a 10x guideline level of ownership for our Chief Executive Officer. The Company maintains stock ownership guidelines under which the named executive officers are expected to own specified levels of the Company’s stock. In 2016, the Company increased the guideline level of stock ownership for our Chief Executive Officer from six times base salary to ten times base salary.

•	We maintain anti-hedging and anti-pledging policies. The Company adopted anti-hedging and anti-pledging policies with respect to the Company’s stock.

•

We adopted a clawback policy. The Company has adopted a “clawback” policy which allows the Company to recover amounts awarded under our incentive programs in connection with a restatement of the Company’s financial statements due to noncompliance with applicable securities laws.

•

We updated our peer group of companies. The Compensation Committee, with advice from its independent compensation consultant, engaged in a comprehensive review of the peer group of companies considered in reviewing the Company’s executive compensation program for 2016 and adopted a new peer group of companies identified in the CD&A.

The Company also maintains a range of executive compensation and governance policies, listed on page 32, that we believe reflect current best practices.

Accordingly, the Board requests the Company’s stockholders to approve by advisory vote the following resolution at the Annual Meeting:

“Resolved that the Company’s stockholders hereby approve the compensation paid to the Company’s executive officers named in the Summary Compensation Table of this Proxy Statement, as that compensation is disclosed pursuant to the SEC’s compensation disclosure rules, including the Compensation Discussion and Analysis, the compensation tables and the narrative disclosures that accompany the compensation tables contained in this Proxy Statement.”

As an advisory vote, this proposal is not binding upon the Company, the Board or the Compensation Committee, and will not be construed as overruling a decision by, or creating or implying any additional duty for, the Company, the Board or the Compensation Committee. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by its stockholders in their vote on this proposal and has considered and will continue to consider the outcome of the vote when making future compensation decisions for named executive officers.

Our current policy is to provide stockholders with an opportunity to approve the compensation of the Company’s named executive officers each year at the annual meeting of stockholders. It is expected that the next such vote will occur at the 2017 annual meeting.

Recommendation of the Board of Directors

The Board recommends that the stockholders vote FOR the resolution to approve the compensation of the Company’s named executive officers as described above in this Proposal No. 3.

OTHER MATTERS

The Company knows of no other matters that will be presented for consideration at the Annual Meeting. Subject to Rule 14a-4(c) under the Exchange Act, if any other matters properly come before the Annual Meeting, the persons named in the WHITE proxy card have discretionary authority to vote the shares represented by such proxy card on such matters, and intend to vote such shares as the Board recommends. Subject to Rule 14a-4(c) under the Exchange Act, discretionary authority with respect to such other matters is granted by the execution of the enclosed WHITE proxy card or properly submitting your proxy electronically over the internet or by telephone.

OWNERSHIP OF SECURITIES

The following table sets forth certain information known to the Company with respect to the beneficial ownership of the Company’s common stock as of March 31, 2016 (unless otherwise stated in the footnotes) by (i) all persons known to the Company who are or who may be deemed beneficial owners of five percent (5%) or more of the Company’s common stock based solely on a review of Form 4, Schedule 13G and Schedule 13D filings with the Securities and Exchange Commission since January 1, 2015, (ii) each director and director nominee of the Company, (iii) the named executive officers and (iv) all current directors and executive officers as a group. Unless otherwise indicated, the principal address of each of the stockholders below is c/o Ultratech, Inc., 3050 Zanker Road, San Jose, CA, 95134. Unless otherwise indicated, each of the security holders has sole voting and investment power with respect to the shares beneficially owned, subject to community property laws, where applicable. Except as otherwise indicated in the footnotes to the table or for shares of common stock held in brokerage accounts, which may from time to time, together with other securities held in those accounts, serve as collateral for margin loans made from such accounts, none of the shares reported as beneficially owned are currently pledged as securities for any outstanding loan or indebtedness.

Name and Address of Beneficial Owner (1)	Shares of Common Stock Beneficially Owned	Percentage of Shares Beneficially Owned (1)
BlackRock, Inc. (2)	2,989,828	11.19%
40 East 52nd Street
New York, NY 10022

Frontier Capital Management Co. LLC (3)	1,881,188	7.04%
99 Summer Street
Boston, MA 02110

Double Black Diamond Offshore Ltd. (4)	1,804,320
Black Diamond Relative Value Offshore Ltd (4)	1,266,985
Black Diamond Relative Value Cayman, L.P. (4)	231,383
Black Diamond Offshore Ltd. (4)	72,584
Black Diamond SRI Offshore Ltd. (4)	44,200
Carlson Capital, L.P. (4)	3,453,986	12.93%
Asgard Investment Corp. II
Asgard Investment Corp.
Mr. Clint D. Carlson
2100 McKinney Avenue, Suite 1800
Dallas, TX 75201

Neuberger Berman Group LLC (5)	2,038,299	7.63%
Neuberger Berman Fixed Income Holdings LLC (5)
Neuberger Berman Investment Advisers LLC (5)
Neuberger Berman LLC (5)
Benjamin Nahum (5)
111 Huntington Avenue
Boston, MA 02199

The Vanguard Group (6)	2,004,988	7.51%
100 Vanguard Blvd.
Malvern, PA 19355

Arthur W. Zafiropoulo (7)	1,040,197	3.9%

Bruce R. Wright (8)	450,681	1.7%
Michael Child (9)	24,514	*

Name and Address of Beneficial Owner (1)	Shares of Common Stock Beneficially Owned	Percentage of Shares Beneficially Owned (1)
Joel F. Gemunder (10)	59,000	*
Nicholas Konidaris	50,000	*
Dennis R. Raney	39,500	*
Henri Richard	37,000	*
Rick Timmins (11)	65,500	*
Paramesh Gopi	—	—
All current directors and executive officers as a group (10 persons)	1,893,067	7.09%

*	Less than one percent (1%) of the outstanding common stock.
(1)	Percentage of ownership is based on 26,709,639 of common stock issued and outstanding on March 31, 2016. This percentage also takes into account the common stock to which such individual or entity has the right to acquire beneficial ownership within sixty (60) days after March 31, 2016, including, but not limited to, through the exercise of options or pursuant to outstanding RSUs; however, such common stock will not be deemed outstanding for the purpose of computing the percentage owned by any other individual or entity. Such calculation is required by Rule 13d-3(d)(1)(i) under the Exchange Act.
(2)	Information regarding BlackRock, Inc. is based on its Schedule 13G/A filed with the Securities and Exchange Commission on January 8, 2016. BlackRock, Inc. has sole voting and dispositive power over 2,989,828 shares.
(3)	Information regarding Frontier Capital Management Co. LLC is based on its Schedule 13G/A filed with the Securities and Exchange Commission on February 11, 2016. Frontier Capital Management Co. LLC has sole voting and dispositive power over 1,881,188 shares.
(4)	Information regarding Double Black Diamond Offshore Ltd., Black Diamond Relative Value Offshore Ltd, Black Diamond Relative Value Cayman, L.P., Black Diamond Offshore Ltd., Black Diamond SRI Offshore Ltd., Carlson Capital L.P. Asgard Investment Corp., Asgard Investment Corp. II and Mr. Clint D. Carlson is based on their Schedule 13D filed with the Securities and Exchange Commission on March 15, 2016. Double Black Diamond Offshore Ltd. has shared voting and dispositive power over 1,804,320 shares. Black Diamond Relative Value Offshore Ltd has shared voting and dispositive power over 1,266,985 shares. Black Diamond Relative Value Cayman, L.P. has shared voting and dispositive power over 231,383 shares. Black Diamond Offshore Ltd. has shared voting and dispositive power over 72,584 shares. Black Diamond SRI Offshore Ltd. has shared voting and dispositive power over 44,200 shares. Each of Carlson Capital, L.P., Asgard Investment Corp., Asgard Investment Corp. II and Mr. Clint D. Carlson has shared voting and dispositive power over 3,453,986 shares. Such shares beneficially owned by Double Black Diamond Offshore Ltd., Black Diamond Relative Value Offshore Ltd, Black Diamond Relative Value Cayman, L.P., Black Diamond Offshore Ltd., Black Diamond SRI Offshore Ltd., Carlson Capital L.P. Asgard Investment Corp., Asgard Investment Corp. II and Mr. Clint D. Carlson are held in commingled margin accounts.
(5)	Information regarding Neuberger Berman Group LLC, Neubeger Berman Fixed Income Holdings LLC, Neuberger Berman Investment Advisers LLC, Neuberger Berman LLC and Mr. Benjamin Nahum is based on their Schedule 13D/A filed with the Securities and Exchange Commission on April 22, 2016. Each of Neuberger Berman Group LLC, Neubeger Berman Fixed Income Holdings LLC and Neuberger Berman Investment Advisers LLC has sole voting and dispositive power over 200 shares, shared voting power over 2,034,319 shares and shared dispositive power over 2,038,099 shares. Neuberger Berman LLC has sole voting and dispositive power over 200 shares, shared voting and dispositive power over 525,124 shares. Mr. Benjamin has sole voting and dispositive power over 100,000 shares.
(6)	Information regarding The Vanguard Group is based on its Schedule 13G/A filed with the Securities and Exchange Commission on February 11, 2016. The Vanguard Group has sole voting power over 34,133 shares, sole dispositive power over 1,972,155 shares and shared dispositive power over 32,833 shares.
(7)

Consists of (i) 434,064 shares held in the name of Arthur W. Zafiropoulo, trustee of the Separate Property Trust, dated July 20, 1998, for the benefit of Arthur W. Zafiropoulo, (ii) 88,000 shares held in the name of the Zafiropoulo Family Foundation, (iii) 380,333 shares held in the name of Arthur W. Zafiropoulo for the benefit of Arthur W. Zafiropoulo and Lisa Zafiropoulo Joint Account, (iv) 133,000 shares of the Company’s common stock subject to options which are currently exercisable or will become exercisable within 60 days after March 31, 2016, and (v) 4,800 shares of the Company’s common stock subject to RSUs which are scheduled to vest within 60 days after March 31, 2016.
(8)	Includes (i) 322,828 shares of the Company’s common stock subject to options, which are currently exercisable or will become exercisable within 60 days after March 31, 2016 and (ii) 1,600 shares of the Company’s common stock subject to RSUs which are scheduled to vest within 60 days after March 31, 2016.
(9)	Includes 1,666 shares of the Company’s common stock subject to unvested RSUs which are scheduled to vest within 60 days after March 31, 2016.
(10)	Includes 8,000 shares of the Company’s common stock subject to options which are currently exercisable or which will become exercisable within 60 days after March 31, 2016.
(11)	Includes 8,000 shares of the Company’s common stock subject to options which are currently exercisable or which will become exercisable within 60 days after March 31, 2016.

EXECUTIVE OFFICERS

Information concerning our current executive officers as of June 9, 2016 is as follows:

Name	Age	Position with the Company
Arthur W. Zafiropoulo	77	Chairman of the Board of Directors, Chief Executive Officer and President
Bruce R. Wright	67	Senior Vice President, Finance, Chief Financial Officer and Secretary
Tammy D. Landon	54	Senior Vice President, Operations
Dave Ghosh	53	Senior Vice President, Global Sales and Service

For information on the business background of Mr. Zafiropoulo, please see the section above titled “Proposal 1—Election of Directors” of this Proxy Statement.

Mr. Wright has served as Senior Vice President, Finance, Chief Financial Officer and Secretary since joining Ultratech in June 1999. From May 1997 to May 1999, Mr. Wright served as Executive Vice President, Finance and Chief Financial Officer of Spectrian Corporation, a radio frequency amplifier company. From November 1994 through May 1997, Mr. Wright was Senior Vice President of Finance and Administration, and Chief Financial Officer of Tencor Instruments until its acquisition by KLA Instruments Corporation in 1997, which formed KLA-Tencor Corporation, and from December 1991 through October 1994, Mr. Wright was Vice President and Chief Financial Officer of Tencor Instruments. Mr. Wright serves on the Board of Directors of Xcerra Corporation, a global provider of automated test equipment solutions for the testing of semiconductor integrated circuits.

Ms. Landon has served as Senior Vice President of Operations at Ultratech since May 2010. Since joining Ultratech in 2000, Ms. Landon served Ultratech in various capacities, including serving as Senior Director of Corporate Quality. Ms. Landon has more than 30 years of experience in manufacturing, project management and engineering positions in the semiconductor and defense industries. Ms. Landon has a bachelor’s degree in biochemistry as well as a bachelor’s degree in industrial technology from California Polytechnic State University, San Luis Obispo.

Mr. Ghosh has served as Senior Vice President of Global Sales and Service at Ultratech since January 2016. Since joining Ultratech in 1989, Mr. Ghosh served Ultratech in various capacities, including Senior Vice President of Corporate and Customer Service from January 2013 to January 2016, Vice President of Human Resources and Corporate Services from August 2009 to January 2013 and Vice President of Corporate Services from January 2004 to August 2009. Mr. Ghosh’s experience spans over 30 years in a variety of operations and service positions. Mr. Ghosh earned his bachelor’s degree in industrial technology from San Jose State University.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) describes the material elements of our executive compensation program, the compensation decisions made under the program and the factors considered in making those decisions for the Company’s executive officers named in the Summary Compensation Table of this Proxy Statement (each, an “NEO”) for 2015. This CD&A also contains certain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Future compensation programs that we adopt may, however, differ from those currently planned or in place.

Executive Summary

The Company’s overarching compensation goal is to reward executive officers in a manner that supports a strong pay-for-performance philosophy while maintaining an overall level of compensation that the Company believes is fair, reasonable and responsible. Highlights of the Company’s executive compensation program, including key changes made for fiscal years 2015 and 2016 based on input received from the Company’s stockholders, include the following:

Our annual bonus program is rigorous and based on pre-established metrics. The Compensation Committee believes the performance goals established under the Company’s annual bonus program were challenging and required the Company to perform at a high level for bonuses to be paid at target. As in 2014, the Company did not achieve the target performance levels in 2015, and the named executive officers’ annual bonuses were 51.1% of the target bonus level. In addition, in order to encourage retention, one-half of each NEO’s final bonus amount remains subject to time-based vesting requirements. Additional bonuses, based on the Company’s relative stock price performance relative to a peer group of companies considered for this purpose, were also paid for 2015.

Maximum payouts under our incentives are capped. We capped the maximum potential bonus for the operating income metric under our 2015 annual bonus program, and we capped the maximum potential bonus for both the operating income and revenue metrics under our 2016 annual bonus program. Maximum potential payouts under our long-term incentive awards for 2015, discussed below, are also capped.

Long-term incentive awards for our NEOs for 2015 were dependent upon stock price goals that have not yet been attained. We restructured our long-term incentive awards for 2015 to be dependent upon significant stock price appreciation; no portion of the awards vests based solely on the passage of time without performance. The named executive officers’ long-term incentives granted in 2015 are cash bonus opportunities that will be payable if the Company’s stock price achieves specified levels of significant appreciation over the Company’s stock price on the grant date of the awards. The potential payout is 50% of the executive’s target amount for a 30% increase in stock price by December 31, 2017 and a potential payout of the full target amount for a 60% increase in stock price by December 31, 2017. If a stock price goal is achieved, one-fourth of the applicable amount is paid out immediately on attainment of the goal, and the remainder is subject to a three-year vesting requirement. In certain circumstances, the awards could also pay out in connection with a change in control of the Company on or before December 31, 2019. Thus, the awards provide additional incentives to create value for stockholders and to continue in service with the Company. The applicable stock price goals have not yet been attained and no new long-term incentives have been awarded to the NEOs for 2016.

NEO salaries and target annual incentives remain flat. Our NEOs did not receive a base salary increase or target annual incentive increase for 2015 and have not received a base salary or target annual incentive increase for 2016.

We maintain stock ownership guidelines with a 10x guideline level of ownership for our Chief Executive Officer. The Company maintains stock ownership guidelines under which the named executive officers are expected to own specified levels of the Company’s stock. In 2016, the Company increased the guideline level of stock ownership for our Chief Executive Officer from six times base salary to ten times base salary and increased the guideline level of stock ownership for each member of the Board of Directors who is not employed by the Company or one of our subsidiaries (a “non-employee director”) from five times to six times the director’s base annual cash retainer for service on the Board of Directors.

We maintain anti-hedging and anti-pledging policies. The Company adopted anti-hedging and anti-pledging policies with respect to the Company’s stock.

We adopted a clawback policy. In April 2016, the Company adopted a “clawback” policy which allows the Company to recover amounts awarded under our incentive programs in connection with a restatement of the Company’s financial statements due to noncompliance with applicable securities laws.

We updated our peer group of companies. The Compensation Committee, with advice from its independent compensation consultant, engaged in a comprehensive review of the peer group of companies considered in reviewing the Company’s executive compensation program for 2016 and adopted a new peer group of companies identified below.

Stockholder Engagement and Response to our 2015 Say-on-Pay Vote. The Compensation Committee values input from the Company’s stockholders regarding the Company’s executive compensation program. At each annual meeting, we hold a non-binding advisory vote to approve the compensation of our NEOs, which is commonly referred to as a “Say-on-Pay” vote. The Compensation committee considered the results from the 2015 annual meeting, in which less than a majority of the votes cast supported the Say-on-Pay vote. The Compensation Committee interpreted the results from the 2015 vote as a signal to expand its dialog with stockholders to help understand their perspective on compensation, as well as corporate governance issues. Shortly thereafter, the Company engaged with and solicited input from stockholders that currently control more than 50% of the Company’s outstanding shares regarding our executive compensation program and related issues, including, but not limited to, corporate governance issues such as board refreshment and succession planning. At the start of 2015, the Compensation Committee redesigned the Company’s long-term incentive awards for 2015 as noted above to directly link the payment of the awards to significant levels of stock price appreciation. The Company did not grant other long-term incentives to our NEOs in 2015, and has not granted new long-term incentive awards to our NEOs in 2016 because the long-term incentives granted in 2015 remain outstanding and the applicable levels of stock price appreciation have not been attained. The Compensation Committee capped maximum bonus amounts for both financial measures used under our 2016 annual bonus program. The Compensation Committee determined that our NEOs would not receive base salary or target bonus increases for 2015 or for 2016. Based on concerns expressed by certain stockholder advisory groups regarding the composition of the peer group of companies considered by the Compensation Committee in reviewing the Company’s executive compensation program, the Compensation Committee, with advice from its independent compensation consultant, engaged in 2015 in a comprehensive review of the peer group of companies considered in reviewing the Company’s executive compensation program and adopted a new peer group of companies that were considered in the Compensation Committee’s review of the executive compensation program for 2016. The Company also maintains stock ownership guidelines, and anti-hedging and anti-pledging policies with respect to the Company’s stock, and adopted a “clawback” policy in 2016, all as discussed in more detail below.

Executive Compensation Policies. We maintain a number of executive compensation and related policies that we believe represent best practices. These policies include:

• Minimum Stock Ownership Guidelines for Executives	• No Repricing of Underwater Stock Options Without Stockholder Approval
• Minimum Stock Ownership Guidelines for Non-Employee Directors	• Independent Compensation Consultant
• Anti-Hedging Policy	• Succession Planning
• Anti-Pledging Policy	• Regular Stockholder Engagement
• Clawback Policy

Compensation Philosophy and Components for Executive Officers. The Compensation Committee has designed the various elements comprising the compensation packages of the Company’s executive officers to achieve the following objectives:

•	attract, retain, motivate and engage executives with superior leadership and management capabilities,

•	provide an overall level of compensation to each executive officer which is externally competitive, internally equitable and performance-driven, and

•

ensure that total compensation levels are reflective of the Company’s financial performance and provide the executive officers with the opportunity to earn above-market total compensation for exceptional business performance.

Each executive officer’s compensation package typically consists of three key elements: (i) a base salary, (ii) an annual cash bonus opportunity tied solely to the Company’s attainment of pre-established financial objectives, and (iii) long-term incentive awards. Typically, long-term incentives are granted in the form of stock option grants and restricted stock unit awards, although the long-term incentives for the named executive officers for 2015 were granted as cash-based awards that vest based on the Company’s stock price attaining pre-established levels of significant stock price appreciation. In each case, long-term incentives are designed to align and strengthen the mutuality of interests between the Company’s executive officers and its stockholders.

The Compensation Committee believes that a majority of each NEO’s total compensation opportunity (consisting of base salary, target annual incentive opportunity and, for 2015, target value of long-term incentives awarded in that year) should be “at risk.” For 2015, approximately 88% of Mr. Zafiropoulo’s total compensation opportunity, and approximately 79% of Mr. Wright’s total compensation opportunity, was “at risk” (consisting of their respective target annual incentive opportunities and the target value of their respective long-term incentives awarded in 2015). Annual incentives and the long-term incentives awarded in 2015 were “at risk” because the final incentive awards are based on Company performance. Indeed, as evidence of the rigor of our performance-based compensation philosophy, the 2015 annual incentives paid out at significantly less than targeted levels and no portion of the long-term incentives granted in 2015 (which are dependent upon stock price appreciation) has vested.

Determining Compensation Levels for Executive Officers. In determining the appropriate level for each element of compensation, the Compensation Committee takes into account the Company’s financial performance and operating results and the executive officer’s duties and responsibilities. As described below, the Compensation Committee also considers executive compensation data for a peer group of companies as background information for its compensation decisions. However, the Compensation Committee does not specifically “benchmark” compensation at a particular level as compared with these other companies. Instead, the Compensation Committee refers to the peer group compensation data as one data point regarding competitive pay levels. Except as otherwise noted in this CD&A, the Compensation Committee’s executive compensation determinations are subjective and the result of the Compensation Committee’s business judgment, which is informed by the experiences of the members of the Compensation Committee, the analysis and input from, and peer group data provided by, the Compensation Committee’s independent executive compensation consultant, as well as the Compensation Committee’s assessment of overall compensation trends and trends specific to the Company’s industry.

In setting the compensation levels for Messrs. Zafiropoulo and Wright, the Compensation Committee has taken into account its determination that Messrs. Zafiropoulo and Wright have duties and responsibilities that extend beyond those of their counterparts at peer group companies and believes that their compensation levels continue to be appropriate in light of their many years of service, experience, duties and responsibilities, and commitment to the Company.

Compensation Consultants. In setting executive officer compensation for 2015, the Compensation Committee continued to utilize Compensia as its independent consulting firm. Compensia reports directly to the Compensation Committee and not to management. Compensia has not provided any services to the Company other than to the Compensation Committee, and receives compensation from the Company only for services provided to the Compensation Committee. The Compensation Committee assessed the independence of Compensia pursuant to SEC rules and concluded that the work of Compensia has not raised any conflict of interest and that Compensia is independent from the Company.

Comparative Framework. To assist the Compensation Committee in determining whether the various elements of the Company’s executive officer compensation package remain competitive at their targeted levels, the Compensation Committee’s independent compensation consultant provides competitive market data and advice to the Compensation Committee from time to time on the Company’s executive compensation programs and policies. The Compensation Committee uses such data to conduct periodic reviews of the compensation levels in effect for executive officer positions at a peer group of companies. The peer group is selected by the Compensation Committee with the assistance of its compensation consultant and consists of companies in the high-tech and precision manufacturing industries deemed to be comparable with the Company. For 2015, the companies which comprised the comparative peer group were as follows:

Advanced Energy Industries, Inc. ATMI, Inc. Axcelis Technologies, Inc. Brooks Automation, Inc. Coherent, Inc. Cymer, Inc.	GSI Group Inc. Kulicke and Soffa Industries, Inc. Mattson Technology, Inc. MKS Instruments, Inc. Veeco Instruments Inc.

The Compensation Committee, with input from its independent compensation consultant and based on concerns expressed by certain stockholder advisory groups regarding the composition of the peer group, engaged in a comprehensive review of the peer group and in 2015 adopted a new peer group of companies that were considered in the Compensation Committee’s review of the executive compensation program for 2016. The Compensation Committee determined that the peer group of companies adopted for this purpose should generally consist of publicly-traded US-based companies that the Compensation Committee considered similar applying the following target criteria:

•	Industry: semiconductor equipment industry, including companies that develop, manufacture and market photolithography, laser thermal processing and inspection equipment;

•	Primary financial metric: revenue between 0.4 to 2.5 times the Company’s revenue; and

•

Secondary financial metric: market capitalization between 0.25 to 4.0 times the Company’s market capitalization (with the broader range, relative to revenue, intended to address stock price volatility and help ensure a sufficient sample size).

As a result of this process, the peer group selected by the Compensation Committee to review the Company’s executive compensation program for 2016 consisted of the following companies:

Axcelis Technologies, Inc. Cascade Microtech, Inc. Cohu, Inc. Electro Scientific Industries, Inc. FormFactor, Inc. GSI Group Inc.	Mattson Technology, Inc. Nanometrics Incorporated PDF Solutions, Inc. Rudolph Technologies, Inc. Veeco Instruments Inc. Xcerra Corporation

Elements of Compensation. Each of the three major elements comprising the compensation package for executive officers (salary, target annual bonus and long-term incentive awards) for 2015 was designed to achieve one or more of the Company’s overall objectives of setting a competitive level of compensation, tying compensation to the attainment of one or more of the Company’s strategic business objectives and subjecting a substantial portion of the executive officer’s compensation to the Company’s financial success as measured in terms of the Company’s stock price performance. The following sections describe each component in more detail.

Salary. The Compensation Committee reviews the base salary level of each executive officer in January each year, with any salary adjustments for the year to be effective as of January 1 of that year. The base salary for each named executive officer is determined on the basis of his level of responsibility and experience. The Compensation Committee believes that base salary should provide a level of economic security and stability from year to year and not be dependent to any material extent on the Company’s financial performance. In addition, Messrs. Zafiropoulo and Wright have existing employment agreements with the Company which set a minimum level of annual base salary, subject to periodic upward adjustment at the discretion of the Compensation Committee. For 2015, no adjustments were made to the base salary levels of Messrs. Zafiropoulo and Wright and their base salary levels remained at $575,000 and $350,000, respectively, which the Compensation Committee believed was competitive based on the peer group data for comparable positions, taking their experience, years of service, and duties and responsibilities into account.

Cash Bonuses.

Annual Bonus Program. In March 2015, the Compensation Committee established the Management Incentive Program (the “MIP”) for 2015 for the named executive officers. As was the case for the 2014 MIP, the cash bonus opportunity under the 2015 MIP was tied solely to the Company’s revenue and operating income levels for 2015. The target bonuses set under the 2015 MIP for the Company’s executive officers were the same as in effect under the 2014 MIP and were as follows: $862,500 for Mr. Zafiropoulo (150% of his annual base salary) and $350,000 for Mr. Wright (100% of his annual base salary).

For each executive, sixty-five percent of the potential bonus opportunity was tied to a revenue target, and the remaining thirty-five percent was tied to an operating income target. The performance levels noted below were established for each metric to determine the bonus amount payable with respect to that metric. No qualitative performance factors, whether in the terms of Company or individual performance, were established under the 2015 MIP. Goal attainment is measured on a consolidated basis with the Company’s consolidated subsidiaries for financial reporting purposes, and with revenue and operating income determined in accordance with GAAP.

The potential bonus with respect to each performance measure, as a percentage of the portion of the total target bonus allocated to that metric, is set forth below for each specified level of goal attainment.

Level of Attainment for Revenue Goal (65% of Target Bonus Opportunity)			Payout Percentage
Below Threshold:	<	$108,000,000	0%
Threshold:		$108,000,000	50%
Tier I (Target):		$180,000,000	100%
Tier II:		$207,000,000	125%
Tier III:		$234,000,000	200%

Level of Attainment for Operating Income Goal (35% of Target Bonus Opportunity)			Payout Percentage
Below Threshold:	<	$(6,500,000)	0%
Threshold:		$(6,500,000)	66%
Tier I (Target):		$(3,250,000)	100%
Tier II:		$0	150%
Tier III:		$3,250,000	200%
Tier IV:		$6,500,000	250%
Tier V and Above:	≥	$9,750,000	300%

If both performance goals were attained at the threshold level, then each executive officer would be awarded approximately 56% of his target bonus for 2015 (applying the relative weightings for each goal and the threshold payout levels above). If both performance goals were attained at the target level (identified as Tier I in the tables above), then each executive would be awarded his full target bonus. If the actual level of attainment for either goal were between any two designated levels up to the highest tier level for that metric, the payout percentage for that goal would be interpolated on a straight line basis between those two levels. If the actual revenue level exceeded the Tier III level established for that goal, the payout percentage for the revenue goal would be adjusted upward in accordance with the same slope that exists between the Tier II and Tier III levels for that goal. The payout percentage for the operating income goal is capped at 300%. (The maximum potential bonus for both the operating income and revenue metrics under our 2016 annual bonus program are capped.)

In February 2016, the Compensation Committee determined that the Company’s revenue for 2015 was $149.176 million, and the Company’s operating loss for 2015 was $15.040 million. Accordingly, the Compensation Committee awarded each of Messrs. Zafiropoulo and Wright a bonus under the 2015 MIP equal to 51.1% of the executive’s target bonus as set forth below:

Name	Bonus Tied to Operating Income Goal	Bonus Tied to Revenue Goal	Total Bonus Amount
Arthur W. Zafiropoulo	$0	$440,624	$440,624
Bruce R. Wright	$0	$178,804	$178,804

One-half of the bonus amount was paid following the close of 2015, and in order to encourage retention the remainder is subject to vesting and will be payable on December 31, 2016, provided the executive continues to be employed with the Company through that date (subject to accelerated payment under the 2015 MIP in connection with certain terminations of employment or a change in control of the Company prior to that date).

Special Stockholder Return Bonuses for 2015. In February 2016, the Compensation Committee also approved special bonuses for Mr. Zafiropoulo and Mr. Wright in the amounts of $100,000 and $50,000, respectively, based on the Company’s relative stock price performance and increased market capitalization during 2015 and the contributions of these executives to that performance. For this purpose the Compensation Committee considered the following group of companies, which were broader than the Company’s peer group of companies considered for executive compensation purposes generally because the Compensation Committee felt that a broader peer group (including some companies with revenues and market capitalizations significantly larger than those of the Company) focused on the semiconductor equipment industry was appropriate when assessing relative levels of total stockholder return. The Company’s 2015 total stockholder return placed second in this group of companies:

Applied Materials, Inc.

ASML Holding N.V.

ASM International N.V.

Axcelis Technologies, Inc.

Brooks Automation, Inc.

Electro Scientific Industries, Inc.

KLA-Tencor Corporation

Kulicke and Soffa Industries, Inc.

Lam Research Corporation Mattson Technology, Inc. MKS Instruments, Inc. Nanometrics Incorporated Rudolph Technologies, Inc. Teradyne, Inc. Ultra Clean Holdings, Inc. Veeco Instruments Inc.

Long-Term Incentives. Historically, the Company has structured its long-term incentive program for executive officers in the form of equity awards under its 1993 Stock Option/Stock Issuance Plan (the “1993 Plan”). The Company’s equity grant program has generally consisted of both stock options and restricted stock units (“RSUs”). The Company believes that both types of equity awards create important incentives for its executive officers. Stock options provide further incentives to deliver value for stockholders as the value of the option depends on appreciation in the Company’s stock price after the grant date. RSUs are equivalent to shares of the Company’s common stock and provide a more predictable value than options and can thus provide a greater retention incentive. The Compensation Committee believes that the equity awards made in 2014 and in prior years under its long-term incentive program provide the Company’s executive officers with a competitive equity compensation package based on market data compiled by its independent consultant and are also in line with the Compensation Committee’s pay-for-performance objectives. These awards are designed to align the interests of the executive officer with those of the Company’s stockholders and to provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business.

For 2015, however, the Compensation Committee determined to grant long-term incentive awards for the named executive officers that would be payable in cash if the Company’s stock price achieved pre-established targets. Structuring the awards in cash helped preserve the limited number of shares of the Company’s common stock available for new award grants under the 1993 Plan, and also facilitated the structure of the incentives so that a fixed amount would be payable upon attainment of pre-determined levels of significant stock price appreciation.

In structuring the award, the Compensation Committee determined that one-half of the executive’s target award amount would be eligible to vest if, for a period of 15 consecutive trading days ending on or before December 31, 2016, the closing price of the Company’s common stock exceeded $22.80 (which is approximately 130% of the average of the high and low trading prices for the Company’s common stock on the grant date of the award). The remaining one-half of the target award amount would be eligible to vest if, for a period of 15 consecutive trading days ending on or before December 31, 2016, the closing price of the Company’s common stock exceeded $28.05 (which is approximately 160% of the average of the high and low trading prices for the Company’s common stock on the grant date of the award). Except as described below, the award will be eligible to vest only if the executive’s employment with the Company continues through the date the applicable stock price target is achieved.

The Compensation Committee established the following target award amount for each executive:

Name	Target Award Amount
Arthur W. Zafiropoulo	$2,800,000
Bruce R. Wright	$1,000,000

If a stock price goal is met, twenty-five percent of the amount awarded to the executive will immediately vest and be paid, while the remaining seventy-five percent of that amount will be subject to additional time-based vesting requirements in order to encourage retention and will vest over a three-year period thereafter, subject to the executive’s continued service with the Company through the applicable vesting date. However, if the executive’s employment terminates due to an involuntary termination or due to his death or disability, any portion that is subject only to time-based vesting will fully vest and be paid on his termination of employment.

If a change in control of the Company occurs at any time on or before December 31, 2019 and the executive’s employment with the Company continues through the change in control (or his employment is involuntarily terminated in connection with the change in control) then: (1) any portion of the incentive that is subject only to time-based vesting will fully vest; and (2) if the consideration paid for a share of the Company’s common stock in the transaction is $22.80 or more and the executive had not yet earned the full amount of his target award opportunity based on stock price, the executive will be entitled to payment of an additional portion of such target award (determined by applying such per share consideration to the $22.80 and $28.05 goals above, and pro-rating the target award opportunity if such per share consideration falls between those goals) less any portion of the target award amount that had been earned based on stock price performance prior to the change in control. In no event will the amount paid under an award exceed the executive’s target award amount set forth above.

Because these long-term cash awards will vest only if our stock price achieves the specified performance levels within a relatively short period of time following the grant date, the Compensation Committee believed they help further align the interests of the executives with those of our stockholders. In addition, the awards provide an additional retention incentive as the awards are scheduled to fully vest only if the executive remains with the Company not only through the achievement of the stock price goals, but also for an extended vesting period following the time the goals are achieved.

Because the applicable stock price goals had not yet been met but the Compensation Committee believed that the goals remained meaningful over the long-term, and that this incentive structure for Messrs. Zafiropoulo and Wright continued to be appropriate, performance-driven, and aligned with stockholder interests, in February 2016 the Compensation Committee extended the December 31, 2016 deadline to attain the goals to December 31, 2017. In light of that extension, the Compensation Committee has not granted new or additional long-term incentive awards to our NEOs in 2016.

Under applicable SEC rules, long-term incentives structured as cash awards are generally not reported in the Summary Compensation Table as compensation for the year in which the award is granted. Rather, these awards would be reported as compensation for the year in which the award is paid. Accordingly, any payment of these awards will be reflected in the Summary Compensation Table as compensation for the year in which the stock price goal is achieved (or, as to the portion of the award that is subject to additional time-based vesting requirements, as compensation for the year in which that portion vests and is paid).

Employment Agreements; Severance and Change in Control Benefits. The Company entered into employment agreements in 2008 with Messrs. Zafiropoulo and Wright that provide for severance benefits if the executive’s employment terminates in certain circumstances. A summary of the material terms of the employment agreements, including these severance benefits, may be found below in the section entitled “Employment Contracts, Termination of Employment and Change in Control Arrangements.”

The Company believes the severance benefits payable under the employment agreements are fair and reasonable in light of the many years of service Messrs. Zafiropoulo and Wright have rendered the Company and the level of dedication and commitment they have shown over those years. The agreements provide for a higher level of severance benefits if the executive’s employment terminates in connection with a change in control. The Company believes enhanced severance benefits are appropriate in these circumstances as they provide additional security for Messrs. Zafiropoulo and Wright at a time when their future with the Company may be uncertain and allow them to focus their attention on acquisition proposals that are in the best interests of the stockholders, without undue concern as to their own financial situation. The Company’s equity awards granted to the named executive officers prior to 2015 also include accelerated vesting upon a change in control. The Company believes that this benefit is appropriate because these awards were designed to provide the executives with an opportunity, if the stock price performed well, to accumulate wealth for their retirement years, and that the executives should therefore realize the full benefits of these awards if a change in control were to occur.

Executive Officer Perquisites. The employment agreements entered into in 2008 between the Company and Messrs. Zafiropoulo and Wright require the Company to provide them with certain retiree medical benefits and, for Mr. Zafiropoulo, a Company automobile for his use. For Mr. Zafiropoulo, these provisions were a continuation of benefits that he was entitled to under his 2003 employment agreement with the Company. Except for benefits that the Company is required to provide under the terms of their respective employment agreements, it is not the Company’s practice to provide its executive officers with significant perquisites.

Other Programs. The Company’s executive officers are eligible to participate in the Company’s 401(k) plan on the same basis as all other regular U.S. employees. The Company also maintains a non-qualified deferred compensation program for its executive officers and other key employees. Under that program, participants may elect to defer all or a portion of their salary or bonus each year, and the deferred sums will be credited with notional earnings (or losses) based on their investment elections. Such deferred compensation (as adjusted for such notional earnings or losses) will become payable following the participant’s termination of employment and may be paid in a lump sum or in installments based on the circumstances under which the termination event occurs and the prior distribution election made by the participant. The program is described in more detail below in the section entitled “Nonqualified Deferred Compensation.” The Company does not provide the executive officers with any defined benefit pension plan or supplemental executive retirement plan.

Compensation-Related Policies

Executive and Director Stock Ownership Policy. The Company maintains a policy under which the Company’s Chief Executive Officer is expected to acquire and hold shares of common stock of the Company with a value of at least ten times his base salary, the Company’s Chief Financial Officer is expected to acquire and hold shares of common stock of the Company with a value of at least two times his base salary, our other executive officers are expected to acquire and hold shares of common stock of the Company with a value of at least one times their base salary, and each of our non-employee directors is expected to acquire and hold shares of common stock of the Company with a value of at least six times the director’s base annual cash retainer for service on the Board of Directors. For these purposes, restricted stock and restricted stock unit awards that are subject only to time-based vesting are included in the executive’s ownership. However, shares subject to stock options that have not been exercised and shares subject to performance-based awards are not taken into account.

Anti-Hedging and Anti-Pledging Policy. The Company’s insider trading policy prohibits executive officers and other employees, as well as members of the Board of Directors, from engaging in hedging transactions related to the Company’s common stock, or pledging or short-selling the Company’s common stock.

Clawback Policy. In April 2016, we adopted a clawback policy that allows our Board of Directors or Compensation Committee to require reimbursement or cancellation of awards or payments made under our cash and equity incentive programs to the Company’s officers in certain circumstances where the amount of the award or payment was determined based on the achievement of financial results that were subsequently the subject of an accounting restatement due to material noncompliance with applicable securities laws.

Compliance with Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly held companies for compensation paid to certain of their executive officers to the extent such compensation exceeds $1.0 million per covered officer in any year. The limitation applies only to compensation that is not considered to be “performance-based” under Section 162(m). Although the

Compensation Committee considers the impact of Section 162(m) when developing and implementing executive compensation programs, the Compensation Committee believes that it is important and in the best interests of stockholders to preserve flexibility in designing compensation programs. Accordingly, the Compensation Committee retains discretion to approve compensation arrangements for executive officers that are not fully deductible. Further, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, no assurance can be given, notwithstanding the Compensation Committee’s efforts, that compensation intended to satisfy the requirements for deductibility under Section 162(m) does in fact do so.

Risk Assessment of Executive Officer Compensation

The Company believes the various components of the total compensation package of the executive officers, as discussed above, are appropriately balanced so as to avoid any excessive risk-taking by such individuals. First, the long-term equity awards granted prior to 2015, which are tied to the market price of the Company’s common stock and many of which remain outstanding, represent a significant component of our executive officers’ compensation over the past few years and promote a commonality of interest between the executive officers and the Company’s stockholders in sustaining and increasing stockholder value. As described above, a substantial portion of each executive officer’s compensation for 2015 was in the form of a long-term cash award tied to stock price appreciation and the creation of value for our stockholders. Because long-term incentive awards are typically made on an annual basis, the executive officers always have unvested awards outstanding that could decrease significantly in value if the Company’s business is not managed to achieve its long term goals. Second, under the Company’s annual bonus program, an individual target bonus amount is established for each executive officer, and the performance measures upon which the actual bonus amounts are determined are tied to strategic objectives intended to help sustain stockholder value. Payments based on performance goal attainment under the annual bonus program are also subject to a service-based vesting schedule so that a participant must remain with the Company for one or more years following the fiscal year in which the bonus is earned in order to receive his or her full payment for that performance period, thereby further encouraging long-term focus. For additional information, please see “Risk Assessment of Compensation Policies and Practices” below.

ANNUAL REPORT OF THE COMPENSATION COMMITTEE

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filings with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or Securities Exchange Act of 1934, as amended.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this annual report with management, and based on such review and such discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis, as contained herein, be included in this Proxy Statement.

Compensation Committee

Joel F. Gemunder

Henri Richard

Michael Child

Rick Timmins, Chairman

Summary Compensation Information—Fiscal Years 2013-2015

The following table provides certain summary information concerning the compensation earned for services rendered in all capacities to the Company and its subsidiaries for the years ended December 31, 2015, 2014 and 2013, respectively, by the Company’s Chief Executive Officer and Chief Financial Officer. Each of the listed individuals shall be hereinafter referred to as a “named executive officer.” There were no other executive officers of the Company during the 2015 fiscal year.

Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($) (3)	Option Awards ($) (4)	Non-Equity Incentive Plan Compensation Earnings ($) (5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (6)	All Other Compensation ($) (7)		Total ($)
Arthur W. Zafiropoulo,	2015	575,000	100,000	—	—	440,624	—	76,200	(8)	1,191,824
Chairman of the Board,	2014	596,116	—	1,168,250	1,057,518	119,378	—	76,200	(9)	3,017,462
Chief Executive	2013	518,053	—	2,707,000	—	—	—	83,850	(10)	3,308,903
Officer and President

Bruce R. Wright,	2015	350,000	50,000	—	—	178,804	117	—		578,921
Senior Vice President,	2014	363,462	—	584,125	793,138	48,443	4,346	—		1,793,514
Finance, Chief Financial	2013	322,269	—	1,353,500	—	—	8,302	7,650	(11)	1,691,721
Officer and Secretary

(1)	This column includes amounts deferred under the Company’s 401(k) Plan, a qualified deferred compensation plan under section 401(k) of the Internal Revenue Code, and the Company’s Executive Deferred Compensation Plan, a non-qualified deferred compensation program.
(2)	The amounts in this column represent special bonuses awarded to the named executive officers based on the Company’s stock price performance and increased market capitalization during 2015 as described in the “Compensation Discussion and Analysis” above.
(3)	The amount indicated in the column for each fiscal year represents the aggregate grant-date fair value of the restricted stock unit awards made in that year. The grant-date fair value is in each instance calculated in accordance with Accounting Standards Codification (“ASC”) Topic 718, Compensation-Stock Compensation (“ASC Topic 718”), on the basis of the closing price of the Company’s common stock on the award date and does not take into account any estimated forfeitures related to service-vesting or performance-vesting conditions. For further information concerning such grant-date fair value, please see footnote 5 to the Company’s audited financial statements for the fiscal year ended December 31, 2015 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 26, 2016.
(4)	The amount indicated in the column for each fiscal year represents the aggregate grant-date fair value of the stock option grants made in that year, as calculated in accordance with ASC Topic 718, and does not take into account any estimated forfeitures related to service-vesting or performance-vesting conditions. The assumptions used in the calculation of such grant-date fair value are set forth in footnote 5 to the Company’s audited financial statements for the year ended December 31, 2015 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 26, 2016.
(5)	The amount shown for each fiscal year reflects the actual bonuses earned under the Management Incentive Plan (the “MIP”) in effect for that fiscal year. For the 2015 fiscal year, one-half of the reported bonus amount for the 2015 MIP was paid to the named executive officer following the close of the 2015 fiscal year, and the remaining portion of the reported bonus amount for the 2015 MIP is subject to vesting tied to the named executive officer’s continued service with the Company through December 31, 2016. For the 2014 fiscal year one-half of the reported bonus amount for the 2014 MIP was paid to the named executive officer following the close of the 2014 fiscal year, and the remaining portion of the reported bonus amount for the 2014 MIP is subject to an annual installment vesting schedule tied to the named executive officer’s continued service with the Company over an additional two year period that will end on December 31, 2016. For the 2013 fiscal year, no bonuses were earned under the Management Incentive Plan as the applicable performance goals were not achieved.
(6)	The amounts in this column represent the notional gain for the applicable fiscal year with respect to the compensation deferred by the named executive officer under the Executive Deferred Compensation Plan. For further information regarding the Executive Deferred Compensation Plan, please see the section entitled “Nonqualified Deferred Compensation” below.
(7)	In the Company’s proxy statements for the past two years, the amounts reported in this column of the Summary Compensation Table for the 2013 and 2014 fiscal years included amounts accrued by the Company for that fiscal year with respect to the lifetime retiree health care coverage to which the named executive officer would be entitled following his termination of employment. The Company has determined that these accruals should not have been included in the Summary Compensation Table, and accordingly, the amounts reflected in this column for the 2013 and 2014 fiscal years have been adjusted to remove these accrued amounts. Corresponding adjustments have also been made to the total compensation column for these two fiscal years. For further information regarding such health care coverage, including the Company’s estimate of its costs to provide such coverage, please see the section entitled “Employment Contracts, Termination of Employment Agreements and Change in Control” below.
(8)	Represents $76,200 attributable to the costs to the Company for the non-business use of a Company car provided to Mr. Zafiropoulo.
(9)	Represents $76,200 attributable to the costs to the Company for the non-business use of a Company car provided to Mr. Zafiropoulo.

(10)	Represents (i) $76,200 attributable to the costs to the Company for the non-business use of a Company car provided to Mr. Zafiropoulo and (ii) $7,650 attributable to the matching contribution made by the Company to Mr. Zafiropoulo’s account in the Company’s 401(k) plan.
(11)	Represents $7,650 attributable to the matching contribution made by the Company to Mr. Wright’s account in the Company’s 401(k) plan.

Grants of Plan-Based Awards—Fiscal 2015

The following table provides certain summary information concerning each grant of an award made to a named executive officer in the 2015 fiscal year under a compensation plan. We did not grant stock or option awards to our named executive officers in the 2015 fiscal year.

Name (a)	Grant Date (b)		Potential Payouts Under Non-Equity Incentive Plan Awards				All Other Stock Awards: Number of Shares of Stock or Units (#) (f)	All Other Option Awards: Number of Securities Underlying Options (#) (g)	Exercise or Base Price of Option Awards ($/Share) (h)	Grant Date Fair Value of Equity Awards ($) (i)
			Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)
Arthur W. Zafiropoulo	3/27/2015 3/27/2015	(1) (2)	199,238 1,400,000	862,500 2,800,000	(1 (2	) )	— —	— —

Bruce R. Wright	3/27/2015 3/27/2015	(1) (2)	194,600 500,000	350,000 1,000,000	(1 (2	) )	— —	— —

(1)	Reflects the potential amounts payable under the Company’s 2015 MIP based on the Company’s attainment of revenue and operating income goals set at various levels for that year. Sixty-five percent (65%) of the target bonus amount for each named executive officer was allocated to the revenue performance metric, and thirty-five percent (35%) of the target bonus amount for each named executive officer was allocated to the operating income performance metric. If the Company’s revenue for the 2015 fiscal year exceeded the highest revenue performance target established for the plan, the bonus potential for the revenue goal would be increased on an extrapolated basis in accordance with the same slope that applies to the two highest performance levels. The bonus potential for the operating income goal is capped at 300% of the target bonus amount allocated to that metric. For purposes of the table, the potential bonus indicated for each level assumes that both performance goals were attained at the highest revenue and operating income performance targets established for the plan. For further information concerning such potential bonus amounts, please see the description of the 2015 MIP below.
(2)	Reflects the potential amounts payable pursuant to a long-term cash award granted to each named executive officer that will vest and be payable if the Company’s stock price exceeds certain targets established by the Compensation Committee, subject to the executive’s continued employment with the Company through the specified vesting dates. For further information concerning these awards, please see the description of the 2015 Long-Term Cash Awards below.

2015 Management Incentive Plan. Bonuses under the 2015 MIP were determined based on the Company’s revenue and operating income for the 2015 fiscal year against specified performance levels established by the Compensation Committee for each metric. Sixty-five percent (65%) of the target bonus for each named executive officer was allocated to the revenue performance goal, and the remaining thirty-five percent (35%) was allocated to the operating income performance goal. For each specified performance level, a designated percentage of the executive’s target bonus allocated to that metric would be payable (subject to the vesting requirement noted below). If the actual level of performance for a particular metric were below the threshold level for that metric, then no bonus amount would be payable with respect to that metric. If the actual level of performance were between any two designated levels up to the highest level for that metric, the potential bonus with respect to that goal would be interpolated on a straight line basis between those two levels. If the Company’s revenue for the 2015 fiscal year exceeded the highest revenue performance target established for the plan, the bonus potential for the revenue goal would be increased on an extrapolated basis in accordance with the same slope that applies to the two highest performance levels. The bonus potential for the operating income goal is capped at 300% of the target bonus amount allocated to that metric. Any bonus awarded under the 2015 Management Incentive Program would vest and be payable in two installments, with one-half of the bonus amount to be paid at the end of the 2016 and 2017 fiscal years, subject to the named executive officer’s continued service with the Company through the vesting date. Each bonus installment will be paid as it vests and will earn interest at a designated rate until paid. For more information regarding the 2015 MIP and the specific performance targets and payout levels, please see the section entitled “Elements of Compensation—Annual Cash Bonus” in the Company’s Compensation Discussion and Analysis.

2015 Long-Term Cash Awards. In March 2015, each named executive officer was granted an incentive award that will be payable in cash if the Company’s stock price meets or exceeds certain targets established by the Compensation Committee on or before December 31, 2016, subject to applicable time-based vesting requirements. The awards will also vest in certain circumstances if the applicable stock price target is attained in connection with a change in control of the Company that occurs prior to December 31, 2019. For more information regarding the 2015 Long-Term Cash Awards,” please see the section entitled “Elements of Compensation—Long-Term Incentives” in the Company’s Compensation Discussion and Analysis.

For information regarding the treatment of these awards upon certain terminations of the executive’s employment or a change in control of the Company, please see “Employment Contracts, Termination of Employment Agreements and Change of Control” below.

Outstanding Equity Awards at Fiscal 2015 Year-End

The following table provides certain summary information concerning outstanding equity awards held by the named executive officers as of December 31, 2015.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)
Arthur W. Zafiropoulo						26,000	(2)	$515,320
						28,000	(3)	$554,960
						4,800	(4)	$95,136
	12,000	13,000	(5)	$17.30	10/26/2024
	12,000	13,000	(5)	$24.10	7/20/2024
	12,000	13,000	(5)	$26.75	4/27/2024
	12,000	13,000	(5)	$25.31	2/2/2024
	75,000	—		$9.66	2/3/2018

Bruce R. Wright						13,000		$257,660
						14,000		$277,480
						1,600		$31,712
	9,000	9,750	(5)	$17.30	10/26/2024
	9,000	9,750	(5)	$24.10	7/20/2024
	9,000	9,750	(5)	$26.75	4/27/2024
	9,000	9,750	(5)	$25.31	2/2/2024
	25,599	1,067	(6)	$28.92	10/21/2022
	25,601	1,066	(6)	$30.12	7/22/2022
	25,000	1,066	(6)	$31.24	4/22/2022
	25,000	—		$22.00	10/23/2021
	25,000	—		$27.75	7/24/2021
	25,000	—		$30.91	4/25/2021
	25,000	—		$22.53	1/30/2021
	25,000	—		$18.65	10/25/2020
	25,000	—		$18.92	7/25/2020
	25,000	—		$15.65	4/25/2020
	19,528	—		$12.25	2/7/2020
	4,800	—		$9.66	2/3/2018

(1)	Based on the $19.82 closing price per share of the Company’s common stock on December 31, 2015 as reported by Nasdaq.
(2)	Reflects the unvested portion of RSU awards covering an aggregate of 50,000 shares of the Company’s common stock that were made to Mr. Zafiropoulo in four equal installments during the 2014 fiscal year and the unvested portion of RSU awards covering an aggregate of 25,000 shares of the Company’s common stock that were made to Mr. Wright on a similar basis during the 2014 fiscal year. Each installment of the RSU award will vest in a series of 50 successive equal monthly installments upon the named executive officer’s completion of each month of continued employment over the 50-month period measured from January 1, 2014, subject to full vesting acceleration in the event his employment terminates under certain circumstances or upon certain changes in control or ownership of the Company. The shares underlying the vested units will be issued at designated intervals over the 50-month vesting period or (if earlier) upon the occurrence of any of the vesting acceleration events.
(3)	Reflects the unvested portion of RSU awards covering an aggregate of 100,000 shares of the Company’s common stock that were made to Mr. Zafiropoulo in two equal installments during the 2013 fiscal year and the unvested portion of RSU awards covering an aggregate of 50,000 shares of the Company’s common stock that were made to Mr. Wright on a similar basis during the 2013 fiscal year. Each installment of the RSU award will vest in a series of 50 successive equal monthly installments upon the named executive officer’s completion of each month of continued employment over the 50-month period measured from January 1, 2013, subject to full vesting acceleration in the event his employment terminates under certain circumstances or upon certain changes in control or ownership of the Company. The shares underlying the vested units will be issued at designated intervals over the 50-month vesting period or (if earlier) upon the occurrence of any of the vesting acceleration events.
(4)	Reflects the unvested portion of RSU awards covering an aggregate of 120,000 shares of the Company’s common stock that were made to Mr. Zafiropoulo in three equal quarterly installments during the 2012 fiscal year and the unvested portion of RSU awards covering an aggregate of 40,000 shares of the Company’s common stock that were made to Mr. Wright on a similar basis during the 2012 fiscal year. Each quarterly RSU award will vest in a series of 50 successive equal monthly installments upon the named executive officer’s completion of each month of continued employment over the 50-month period measured from January 1, 2012, subject to full vesting acceleration in the event his employment terminates under certain circumstances or upon certain changes in control or ownership of the Company. The shares underlying the vested units will be issued at designated intervals over the 50-month vesting period or (if earlier) upon the occurrence of any of the vesting acceleration events.
(5)	Reflects the unvested portion of the stock option grants covering an aggregate of 100,000 shares of the Company’s common stock made to Mr. Zafiropoulo in four equal quarterly installments during the 2014 fiscal year and 75,000 shares of the Company’s common stock made to Mr. Wright on a similar basis during the 2014 fiscal year. Each quarterly option grant will vest in a series of fifty successive equal monthly installments upon the named executive officer’s completion of each month of continued employment over the 50-month period measured from January 1, 2014. However, each such option will vest in full and become exercisable for all the shares of the Company’s common stock subject to that option in the event the named executive officer’s employment terminates under certain circumstances or upon certain changes in control or ownership of the Company.
(6)	Reflects the unvested portion of the stock option grants covering an aggregate of 80,000 shares of the Company’s common stock made to Mr. Wright in three equal quarterly installments during the 2012 fiscal year. Each quarterly option grant vested and became exercisable for twenty-four percent (24%) of the covered shares of the Company’s common stock on December 31, 2012 and will vest and become exercisable for the balance of the shares in a series of thirty-eight (38) successive equal monthly installments upon Mr. Wright’s completion of each of the next thirty-eight (38) months of continued employment thereafter. However, each such option will vest in full and become exercisable for all the shares of the Company’s common stock subject to that option on an accelerated basis in the event the named executive officer’s employment terminates under certain circumstances or upon certain changes in control or ownership of the Company.

Option Exercises and Stock Vested—Fiscal 2015

The following table sets forth for each of the named executive officers, the number of shares of the Company’s common stock acquired and the value realized on each exercise of stock options during the year ended December 31, 2015, and the number and value of shares of the Company’s common stock subject to each restricted stock unit award that vested during the year ended December 31, 2015.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Arthur W. Zafiropoulo	—	—	106,800	1,710,792
Bruce R. Wright	—	—	41,600	665,604

(1)	Value realized is determined by multiplying (i) the closing price of a share of our common stock on the applicable vesting date, as reported by Nasdaq, by (ii) the number of shares as to which each award vested on such date.

Nonqualified Deferred Compensation—Fiscal 2015

Deferred Cash Compensation

The following table shows the deferred compensation activity for each named executive officer during the 2015 fiscal year. The column labeled “Executive Contributions in Last FY” indicates the amount of compensation voluntarily deferred by the named executive officer under the Company’s Executive Deferred Compensation Plan. The column entitled “Registrant Contributions in Last FY” reflects the portion of the bonus earned by each named executive officer under the 2015 MIP that was deferred pursuant to the terms of that plan.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($) (1)	Aggregate Earnings in Last FY ($)		Aggregate Withdrawals/ Distributions ($) (4)	Aggregate Balance at Last FYE ($) (5)
Arthur W. Zafiropoulo	—	220,312	7,160	(2)	431,517	290,071
Bruce R. Wright	3,355	89,402	3,023	(2)(3)	175,108	162,538

(1)	As described in the “Compensation Discussion and Analysis” above, one-half of the total bonus amount awarded to each named executive officer under the 2015 MIP was paid to the named executive officer following the close of the 2015 fiscal year. The remaining portion of the total bonus amount is subject to vesting tied to the named executive officer’s continued service with the Company through December 31, 2016. The amount reported in this column represents the portion of the bonus that was deferred subject to this vesting requirement. This amount has been included in the Summary Compensation Table as 2015 Bonus compensation for the executive.
(2)	Represents the interest accrued for the 2015 fiscal year on the deferred portion of the named executive officer’s bonus awards under the 2015 MIP. For Messrs. Zafiropoulo and Wright, such accrued interest was in the amount of $7,160 and $2,906, respectively.
(3)

Includes a notional gain in the amount of $117 for the 2015 fiscal year with respect to the compensation deferred by Mr. Wright under the Executive Deferred Compensation Plan. The amount represents the net notional rate of return for the 2015 fiscal year based on the actual market earnings realized by the single investment fund selected by the named executive officer from the group of investment funds available to track notional investment returns on the account balances maintained under the Executive Deferred Compensation Plan. The investment fund so selected by the named executive officer for the 2015 fiscal year and the rate of return for such fund for such year was as follows: Vanguard Var Ins Fund Total Stock Market, with a rate of return of 0.27%. This notional gain amount is also reported in the column entitled

“Aggregate Earnings in Last FY” for Mr. Wright is also included in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table and is also included in the column entitled “Aggregate Balance of Last FYE” of this table.
(4)	Represents the vested amounts paid to Messrs. Zafiropoulo and Wright during the 2015 fiscal year pursuant to the deferred portion of the bonuses awarded them under the MIP for the 2012 fiscal year.
(5)	Includes the following amounts reported for the named executive officer in the Summary Compensation Tables for the 2015 fiscal year and prior fiscal years: for Mr. Zafiropoulo, (i) $62,599 of the $119,378 Non-Equity Incentive Plan bonus amount reported for the 2014 fiscal year (including earnings), and (ii) $227,472 of the $440,624 Non-Equity Incentive Plan bonus amount reported for the 2015 fiscal year (including earnings); and for Mr. Wright (i) $25,403 of the $48,443 Non-Equity Incentive Plan bonus amount reported for the 2014 fiscal year (including earnings), (ii) $92,308 of the $178,804 Non-Equity Incentive Plan bonus amount reported for the 2015 fiscal year (including earnings), and (iii) $44,710 in deferred compensation under the Executive Deferred Compensation Plan.

Executive Deferred Compensation Plan. The Company has established the Executive Deferred Compensation Plan in order to provide its executive officers and other key employees with the opportunity to defer all or a portion of their cash compensation each year. Pursuant to the plan, each participant can elect to defer between one percent (1%) and one hundred percent (100%) of his or her salary, commissions, bonuses and other awards. Each participant’s contributions to the plan are credited to an account maintained in his or her name on the Company’s books in which the participant is fully vested at all times. The account is credited with notional earnings (or losses) based on the participant’s investment elections among a select group of investment funds utilized to track the notional investment return on the account balance. A total of 28 investment funds are available for election, and the participant may change his or her investment choices daily. Upon the participant’s termination of employment for reasons other than retirement or disability, he or she will receive a lump sum distribution of his or her account balance within 60 days following the termination date, subject to any further delay required under applicable tax laws. Upon the participant’s disability or retirement, his or her account balance will be distributed in a lump sum, or in 12 or more monthly installments (but not more than 180), pursuant to the participant’s prior election. In the event a participant dies prior to receiving his or her entire account balance under the plan, his or her beneficiary will receive a lump-sum distribution of the remaining balance.

Deferred Equity Compensation

The following table shows the deferred compensation activity for each named executive officer for the 2015 fiscal year attributable to (1) the executive’s outstanding RSU awards that vested prior to January 1, 2015 and were paid out in shares of the Company’s common stock on a deferred basis during 2015, and (2) the executive’s outstanding RSU awards that were vested as of December 31, 2015 but that are subject to a deferred issuance date. In each case, the fair market value of shares of the Company’s common stock as of a particular date reflected in the table is determined based on the closing price per share of the Company’s common stock as of that date as reported by Nasdaq.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($) (1)	Aggregate Earnings in Last FY ($) (2)	Aggregate Withdrawals/ Distributions ($) (3)	Aggregate Balance at Last FYE ($) (4)
Arthur W. Zafiropoulo	—	1,139,292	(119,052)	1,606,752	1,284,336
Bruce R. Wright	—	485,251	(41,971)	631,224	547,032

(1)	Represents, with respect to the shares of the Company’s common stock in which Mr. Zafiropoulo (64,800 shares) and Mr. Wright (27,600 shares) vested during 2015 under their outstanding RSU awards that are subject to deferred issuance dates such that the shares would not be issued until after December 31, 2015, the fair market value of those shares on the applicable vesting date.
(2)	Represents the sum of (i) with respect to the shares of the Company’s common stock in which Mr. Zafiropoulo (100,800 shares) and Mr. Wright (39,600 shares) were vested on January 1, 2015 under their outstanding RSU awards with deferred issuance dates, the change in value between the fair market value of those shares on December 31, 2015 (or, if earlier, the date of their actual issuance in the 2015 fiscal year) and their fair market value as of January 1, 2015; and (ii) with respect to the shares of the Company’s common stock in which Mr. Zafiropoulo (64,800 shares) and Mr. Wright (27,600 shares) vested during the 2015 fiscal year under their outstanding RSU awards with deferred issuance dates such that the shares would not be issued until after December 31, 2015, the change in value between the fair market value of those shares on December 31, 2015 and their fair market value as of the applicable vesting date. Since no dividends were paid on the Company’s outstanding common stock during the 2015 fiscal year, no amounts were credited to the named executive officer’s deferred share account pursuant to the dividend equivalent rights provided under his outstanding RSUs.
(3)	Represents, with respect to the shares of the Company’s common stock subject to RSU awards that vested prior to January 1, 2015 and were issued to the named executive officer during the 2015 fiscal year, the fair market value of those shares on the issuance date.
(4)	Represents the fair market value on December 31, 2015 of the shares of the Company’s common stock in which Mr. Zafiropoulo (64,800 shares) and Mr. Wright (27,600 shares) were vested on that date under their outstanding RSU awards with deferred issuance dates beyond December 31, 2015.

Risk Assessment of Compensation Policies and Practices

The Company has concluded that it is not reasonably likely that its compensation programs would have a material adverse effect on the Company.

The Company’s compensation programs are designed to maintain an appropriate balance between long-term and short-term incentives by utilizing a combination of compensation components, including base salary, annual incentive awards, and long-term incentives. Although not all employees in the organization have compensation comprised of all three of those components, the compensation programs are generally structured so that any short-term incentives are not likely to constitute the predominant element of an employee’s total compensation package and the other components will serve to balance the package. For a discussion of the primary components of the compensation packages for the Company’s executive officers, please see the section above entitled “Executive Compensation—Compensation Discussion and Analysis.”

While a number of employees do participate in performance-based cash incentive plans, the Company believes that those plans are structured in a manner that encourages the participating employees to remain focused on both the short- and long-term operational and financial goals of the Company. For example, payments under the MIP in which the Company’s executive officers and other members of the management team participate (as discussed earlier in this section on Executive Compensation) are tied to both revenue and operating income metrics that are strategic to the Company’s long-term objectives of sustained revenue generation and continued expense management. In addition, the actual bonus amount is in all instances tied to a fraction or a multiple of the target bonus set for each participant and, for 2015, the maximum bonus potential was limited to the cap on the amount of performance-based awards payable in cash per participant per fiscal year that has been approved by the Company’s stockholders under the Company’s Amended and Restated 1993 Stock Option/Stock Issuance Plan. Payments based on performance goal attainment under the MIP are also subject to an additional service vesting schedule so that a participant must remain with the Company for at least three years from the start of the one-year performance measurement period in order to earn his or her full payment for that performance period, thereby further encouraging long-term focus. Finally, the Company has adopted a “clawback” policy that allows the Company to recover amounts awarded under its incentive programs in connection with a restatement of the Company’s financial statements due to noncompliance with applicable securities laws.

A significant portion of the compensation provided to executive officers and other senior employees of the Company is generally in the form of long-term incentive awards that are important to help further align the interests of the recipient with those of the Company’s stockholders. The Company believes that these awards do not encourage unnecessary or excessive risk taking because the ultimate value of the awards is tied to the Company’s stock price. The Company’s equity awards, whether in the form of stock options or restricted stock units, vest over a period of years, and that vesting element encourages award recipients to focus on sustaining the Company’s long-term performance. In addition, because equity awards are typically made on an annual basis, the executive officers and other senior employees of the Company always have unvested awards outstanding that could decrease significantly in value if the Company’s business is not managed to achieve its long term goals. As described in the Compensation Discussion and Analysis, the long-term incentives granted to Messrs. Zafiropoulo and Wright for 2015 were in the form of cash awards that would vest and be payable only if the Company achieved pre-established stock price goals. Because the value of these awards depends on significant increases in our stock price from the level at the time the awards were granted, the Company believes these awards help further align the executives’ interests with those of our stockholders and do not create excessive risk.

The Company’s sales employees participate in short-term sales commission incentive plans that are subject to multiple levels of review during both the design stage and the incentive calculation and payment process. Payments are made at quarterly intervals over the year and are based upon the achievement of current quarter qualified bookings and revenue numbers against established targets. In order to insure that payments are made only on qualified transactions, the quarterly payment amount is net of any customer returns of previously booked orders.

Employment Contracts, Termination of Employment Agreements and Change of Control

Employment Contracts, Termination of Employment and Change in Control Agreements

The Company has existing employment agreements with Messrs. Zafiropoulo and Wright that provide for accelerated vesting and severance benefits under certain circumstances. Those agreements may be summarized as follows:

Mr. Zafiropoulo

The employment agreement with Mr. Zafiropoulo provides that he will serve as the Chief Executive Officer of the Company and that the Company will use its reasonable best efforts to have him elected as a member of the Board of Directors and as Chairman of the Board of Directors for so long as he remains so employed by the Company. Pursuant to the employment agreement, Mr. Zafiropoulo is entitled to receive an annual base salary and is eligible for an annual incentive bonus. His current annual base salary rate is $575,000 and his target annual incentive for the 2015 fiscal year was 150% of his base salary. He may also receive stock options or restricted stock unit awards from time to time at the discretion of the Compensation Committee. Mr. Zafiropoulo is also entitled to reimbursement from the Company for the costs incurred to obtain lifetime retiree health care coverage (medical and dental) for himself and his spouse. To the extent such reimbursements become taxable to Mr. Zafiropoulo or his spouse, he or she will be entitled to a full tax gross-up from the Company to cover the taxes attributable to such reimbursements and any taxes that apply to the gross-up payment.

Mr. Zafiropoulo’s employment may be terminated by him or by the Company at any time, with or without cause. If the Company terminates his employment other than for cause, or in the event of his death, disability or resignation for good reason, Mr. Zafiropoulo (or his beneficiary) will be entitled to receive (i) the outstanding unvested balance of the bonuses earned for prior years, (ii) 12 months of continued base salary at the rate then in effect, (iii) accelerated vesting of twenty-five percent (25%) of his outstanding stock options and restricted stock units (or such greater acceleration as set forth in an award agreement which, based on the outstanding award agreements as of December 31, 2015, results in one hundred percent (100%) accelerated vesting), (iv) an extension of the time to exercise his outstanding vested stock options for a period of up to one year and 90 days measured from the termination date of his employment and (v) continued use of a Company car for 12 months with reimbursement from the Company of all related expenses.

If, however, Mr. Zafiropoulo’s employment terminates for any reason in connection with a change of control of the Company, then he will instead receive (i) the outstanding unvested balance of the bonuses earned for prior years, (ii) 24 months of continued base salary at the rate then in effect (or, if greater, in effect immediately prior to the change of control) and (iii) continued use of a Company car for 24 months with reimbursement from the Company of all related expenses. In addition, regardless of whether Mr. Zafiropoulo’s employment is terminated in connection with a change of control of the Company, all of his outstanding stock options and restricted stock unit awards will automatically vest in full upon a change of control, and the time for exercising his outstanding options will be extended for a period of up to one year and 90 days measured from the termination date of his employment following the change in control.

Should Mr. Zafiropoulo incur an excise tax under Section 4999 of the Internal Revenue Code with respect to any payments he receives from the Company that constitute a parachute payment under applicable federal tax laws, then the Company will make a full tax gross-up payment to him to cover such excise tax and any income and employment taxes that apply to the gross-up payment.

For purposes of the employment agreement, a change of control generally includes:

•	Acquisition of more than fifty percent (50%) of the Company’s voting stock by any person or group of related persons;

•

Change in the composition of the Board of Directors such that a majority of the directors who are currently on the Board, together with those subsequently nominated by such directors, no longer constitute a majority of the Board;

•	Consummation of a merger or consolidation in which the Company is not the surviving entity;

•	Sale, transfer or other disposition of all or substantially all of the Company’s assets; or

•	A reverse merger in which the Company is the surviving entity but in which the Company’s stockholders before the merger do not own at least fifty percent (50%) of the voting stock after the merger.

Mr. Wright

The employment agreement with Mr. Wright provides that he will serve as the Senior Vice President, Finance, Chief Financial Officer, and Secretary of the Company. Pursuant to the employment agreement, Mr. Wright is entitled to receive an annual base salary and is eligible for an annual incentive bonus. His current annual base salary rate is $350,000 and his target annual incentive for the 2015 fiscal year was 100% of his base salary. In addition, he may also receive stock options or restricted stock unit awards from time to time at the discretion of the Compensation Committee.

Mr. Wright’s employment may be terminated by him or by the Company at any time, with or without cause. If the Company terminates his employment other than for cause, or in the event of his death, disability or resignation for good reason, Mr. Wright (or his beneficiary) will be entitled to receive (i) the outstanding unvested balance of the bonuses earned for prior years, (ii) 12 months of continued base salary at the rate then in effect, (iii) accelerated vesting of twenty-five percent (25%) of his outstanding stock options and restricted stock units (or such greater acceleration as set forth in an award agreement which, based on the outstanding award agreements as of December 31, 2015, results in one hundred percent (100%) accelerated vesting), (iv) an extension of the time to exercise his outstanding vested stock options for a period of up to one year and 90 days measured from the termination date of his employment, and (v) reimbursement from the Company for the costs incurred to obtain lifetime retiree health care coverage (medical and dental) for himself and his spouse, to the extent those costs exceed the amount charged an active employee of the Company for comparable health care coverage.

If, however, Mr. Wright’s employment terminates for any reason in connection with a change of control of the Company, then he will instead receive (i) the outstanding unvested balance of the bonuses earned for prior years, (ii) 24 months of continued base salary at the rate then in effect (or, if greater, in effect immediately prior to the change of control) and (iii) reimbursement of the costs incurred by him to obtain lifetime retiree health care coverage for himself and his spouse to the extent those costs exceed the amount charged an active employee of the Company for comparable health care coverage. In addition, regardless of whether Mr. Wright’s employment is terminated in connection with a change of control of the Company, all of his outstanding stock options and restricted stock unit awards will automatically vest in full upon a change of control, and the time for exercising his outstanding vested options will be extended for a period of up to one year and 90 days measured from the termination date of his employment following the change in control. A change of control for purposes of Mr. Wright’s employment agreement has the same meaning as in Mr. Zafiropoulo’s employment agreement described above.

Incentive Awards

Unvested bonuses that have been awarded under our Management Incentive Program and are subject only to a continued employment requirement will immediately vest and become payable in the event the named executive officer’s employment is involuntarily terminated or terminates by the Company without cause or due to the executive’s death or disability (subject to proration if such termination occurs before the executive attains age 65). Accelerated vesting and payout will also occur in the event of certain changes in control or ownership of the Company.

With respect to the long-term cash awards granted to the named executive officers in March 2015, unvested amounts that have been credited under the award based on achievement of a stock price goal and are subject only to a continued employment requirement will immediately vest and become payable if either (1) the named executive officer’s employment is involuntarily terminated or is terminated due to the executive’s death or disability or (2) a change in control of the Company occurs. In addition, If a change in control of the Company occurs at any time on or before December 31, 2019, the consideration paid for a share of the Company’s common stock in the transaction is $22.80 or more, the executive’s employment with the Company continues through the change in control (or his employment is involuntarily terminated in connection with the change in control), and the executive had not yet earned the full amount of his target award opportunity based on stock price, the executive will be entitled to payment of an additional portion of such target award (determined by applying such per share consideration to the $22.80 and $28.05 goals applicable to the award, and pro-rating the target award opportunity if such per share consideration falls between those goals) less any portion of the target award amount that had been earned based on stock price performance prior to the change in control.

In addition, the outstanding equity awards held by Messrs. Zafiropoulo and Wright will vest in full upon a change in control transaction, whether or not these awards are assumed or otherwise continued in effect.

1993 Stock Option/Stock Issuance Plan

All outstanding options and RSUs under the Company’s 1993 Stock Option/Stock Issuance Plan (the “1993 Plan”) will immediately vest upon a change in control, to the extent not assumed or continued in effect by the successor entity or replaced with an incentive compensation program which preserves the intrinsic value of the award at that time and provides for the subsequent vesting and concurrent payout of that value in accordance with the pre-existing vesting schedules for those awards. The Compensation Committee also has the authority as the administrator of the 1993 Plan to provide for the accelerated vesting of any shares of the Company’s common stock subject to outstanding equity awards held by one or more participants whether or not those awards are assumed or continued in effect by the successor entity in the event of (i) an acquisition of the Company by merger or asset sale, (ii) a change in control of the Company effected through the acquisition of more than fifty percent (50%) of the Company’s outstanding common stock or through a change in the majority of the Board of Directors as a result of one or more contested elections for Board membership or (iii) a termination of employment (whether involuntarily or through a resignation for good reason) following such acquisition or change in control. The Compensation Committee has structured the stock options granted to Messrs. Zafiropoulo and Wright and the RSU awards made to them so that those equity awards will vest in full on an accelerated basis upon such an acquisition or change in control of the Company. In addition, as explained above, the Company’s existing employment agreements with Messrs. Zafiropoulo and Wright provide for accelerated vesting should their employment terminate under certain circumstances in the absence of a change in control.

Quantification of Benefits

The charts below quantify the potential payments Messrs. Zafiropoulo and Wright would receive based upon the following assumptions:

(i) the executive’s employment terminated on December 31, 2015 under circumstances entitling him to severance benefits under his employment agreement or equity award agreements,

(ii) as to any benefits tied to the executive’s rate of base salary, the rate of base salary is assumed to be the executive’s rate of base salary that was in effect on December 31, 2015 which is $575,000 for Mr. Zafiropoulo and $350,000 for Mr. Wright, and

(iii) with respect to benefits tied to a change in control, the change in control is assumed to have occurred on December 31, 2015 and the change in control consideration paid per share of the Company’s outstanding common stock is assumed to be equal to the closing price of the Company’s common stock on December 31, 2015 as reported by Nasdaq, which was $19.82 per share.

As the stock price targets under the long-term cash awards granted to the named executive officers in 2015 had not been met as of December 31, 2015 (and would not have been met if a change in control had occurred on that date based on the $19.82 closing price on that date), no portion of these awards would have accelerated in connection with a named executive officers’ termination of employment or a change in control of the Company on that date and, accordingly, these awards are not reflected in the tables below.

Benefits Received Upon a Change in Control (No Termination of Employment)

Name	Accelerated Vesting of Equity Awards ($) (1)	Excise Tax Gross Up
Mr. Zafiropoulo	1,198,176	—
Mr. Wright	591,422	—

(1)	Represents the intrinsic value of the unvested portions of the executive’s stock options and other equity awards that would accelerate in the circumstances described above. In the case of stock options, this value is calculated by multiplying (a) the number of shares subject to the accelerated portion of the option by (b) the amount (if any) by which $19.82 (the closing price of a share of our common stock on December 31, 2015 as reported by Nasdaq, the hypothetical acceleration date) exceeds the per share exercise price of the option. In the case of other equity awards, this value is calculated by multiplying the number of shares subject to the accelerated portion of the award by $19.82 (the closing price of a share of our common stock on December 31, 2015 as reported by Nasdaq, the hypothetical acceleration date).

Benefits Received Upon Qualifying Termination in Connection with a Change in Control

Executive	Salary Continuation ($)	Accelerated Vesting of Deferred Compensation ($)		Lifetime Retiree Medical Coverage Reimbursement (including Gross-up for Mr. Zafiropoulo) ($)		Accelerated Vesting Equity Awards / Extension of Stock Option Term		Continued Use of Corporate Automobile ($)	Excise Tax Gross-Up ($)
Mr. Zafiropoulo	1,150,000	259,257	(1)	1,267,487	(2)	1,198,176	(3)	152,400	—
Mr. Wright	700,000	105,206	(1)	963,798		591,422	(3)	—	—

(1)	Represents the payment of the unvested portion of the bonus awards made under the 2014 and 2015 MIPs. No bonus awards were made under the 2013 MIP.

(2)	Represents the present value of the estimated cost to provide lifetime retiree medical coverage for the executive, as determined by the Company for financial reporting purposes. For Mr. Zafiropoulo, includes the estimated gross-up payment to cover the taxes attributable to such coverage and any taxes that apply to such gross-up payment.
(3)	Represents the intrinsic value of the unvested portions of the executive’s stock options and other equity awards that would accelerate in the circumstances described above. In the case of stock options, this value is calculated by multiplying (a) the number of shares subject to the accelerated portion of the option by (b) the amount (if any) by which $19.82 (the closing price of a share of our common stock on December 31, 2015 as reported by Nasdaq, the hypothetical acceleration date) exceeds the per share exercise price of the option. In the case of other equity awards, this value is calculated by multiplying the number of shares subject to the accelerated portion of the award by $19.82 (the closing price of a share of our common stock on December 31, 2015 as reported by Nasdaq, the hypothetical acceleration date).

Benefits Received Upon Qualifying Termination Not in Connection with a Change in Control

Executive	Salary Continuation ($)	Accelerated Vesting of Deferred Compensation		Lifetime Retiree Medical Coverage Reimbursement (including tax gross-up) ($)		Accelerated Vesting of Stock Options and Other Equity Awards ($)		Continued Use of Corporate Automobile ($)
Mr. Zafiropoulo	575,000	259,257	(1)	1,267,487	(2)	1,198,176	(3)	76,200
Mr. Wright	350,000	105,206	(1)	963,798		591,422	(3)	—

(1)	Represents the payment of the unvested portion of the bonus awards made under the 2014 and 2015 MIPs. No bonus awards were made under the 2013 MIP.
(2)	Represents the present value of the estimated cost to provide lifetime retiree medical coverage for the executive, as determined by the Company for financial reporting purposes. For Mr. Zafiropoulo, includes the estimated gross-up payment to cover the taxes attributable to such coverage and any taxes that apply to such gross-up payment.
(3)	Represents the intrinsic value of the unvested portions of the executive’s stock options and other equity awards that would accelerate in the circumstances described above. In the case of stock options, this value is calculated by multiplying (a) the number of shares subject to the accelerated portion of the option by (b) the amount (if any) by which $19.82 (the closing price of a share of our common stock on December 31, 2015 as reported by Nasdaq, the hypothetical acceleration date) exceeds the per share exercise price of the option. In the case of other equity awards, this value is calculated by multiplying the number of shares subject to the accelerated portion of the award by $19.82 (the closing price of a share of our common stock on December 31, 2015 as reported by Nasdaq, the hypothetical acceleration date).

Mr. Zafiropoulo will also be entitled to the Company reimbursement of the cost incurred to obtain lifetime retiree health care coverage for himself and his spouse upon the termination of his employment for any other reason. In addition, Messrs. Zafiropoulo and Wright will each be entitled, upon their termination of employment for any reason, to exercise their outstanding vested stock options and to receive any deferred shares of the Company’s common stock subject to their vested RSU awards.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Gemunder, Richard, Timmins and Child served as members of the Compensation Committee during the fiscal year completed December 31, 2015. No member of the Compensation Committee is a former or current officer or employee of the Company or any of its subsidiaries or had any relationships requiring disclosure by the Company under the rules of the SEC requiring disclosure of certain relationships and related party transactions. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity which has one or more of its executive officers serving as a member of the Board of Directors or Compensation Committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company’s Amended and Restated Certificate of Incorporation and Bylaws provide for indemnification of all directors and officers. In addition, each director and executive officer of the Company has entered into a separate indemnification agreement with the Company.

Scott Zafiropoulo, the son of Arthur Zafiropoulo, the Company’s Chairman of the Board of Directors and Chief Executive Officer, is an employee of the Company. In fiscal year 2015, Mr. S. Zafiropoulo earned approximately $230,000.16 in salary and earned a bonus of $83,718.64. In addition, as part of the 2014 MIP, Mr. S. Zafiropoulo received restricted stock units covering 23,500 shares of the Company’s common stock with an aggregate grant-date fair value of $350,000. The restricted stock units will vest, and the underlying shares of common stock will be issued in a series of 50 successive equal monthly installments upon his completion of each month of service over the 50-month period measured from January 1, 2014.

The Board of Directors has adopted a written policy that all material transactions with affiliates will be on terms no more or less favorable to the Company than those available from unaffiliated third parties and will be approved by the Audit Committee and the Board of Directors.

DIRECTOR INDEPENDENCE

The Board of Directors has determined that each of Messrs. Child, Gemunder, Konidaris, Raney, Richard and Timmins is, and Dr. Gopi would be if elected, an “independent director” as that term is defined in Rule 5605 of The NASDAQ Stock Market’s Marketplace Rules.

AUDIT COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filings with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or Securities Exchange Act of 1934, as amended.

The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the fiscal year ended December 31, 2015, included in the Company’s Annual Report on Form 10-K for that year.

The Audit Committee consists of three independent directors: Messrs. Konidaris, Raney and Timmins. The Audit Committee has certain duties and powers as described in its written charter adopted by the Board. A copy of the charter can be found on the Company’s website at www.ultratech.com.

The Audit Committee has reviewed and discussed these audited financial statements for the year ended December 31, 2015 with the Company’s management and Ernst & Young LLP, the Company’s independent registered public accounting firm, (“EY”). The Audit Committee has also discussed with EY matters required to be discussed by Auditing Standard No. 16, “Communications with Audit Committees” issued by the Public Company Accounting Oversight Board (“PCAOB”).

The Audit Committee has received and reviewed the written disclosures and the letter from EY required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with EY the independence of EY from the Company.

Based on the review and discussions referred to above in this report, the Audit Committee recommended to the Company’s Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 for filing with the SEC.

Submitted by the Audit Committee

of the Board of Directors

Nicholas Konidaris

Rick Timmins

Dennis R. Raney, Chairman

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, executive officers and any persons who are the beneficial owners of more than ten percent (10%) of the Company’s common stock to file reports of ownership and changes in ownership with the SEC. Such directors, officers and greater than ten percent (10%) beneficial stockholders are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on its review of the copies of such forms received by it and written representations from reporting persons for the 2015 fiscal year, the Company believes that, other than Carlson Capital L.P. which did not timely file the Form 4 for its purchases of the Company’s common stock made on April 7, 2015, April 8, 2015, April 15, 21015 and April 17, 2015, all of the Company’s executive officers, directors and other greater than ten percent (10%) beneficial stockholders complied with all applicable Section 16(a) filing requirements for the 2015 fiscal year.

ANNUAL REPORT

A copy of the Annual Report of the Company on Form 10-K for the fiscal year ended December 31, 2015 was filed with the SEC on February 26, 2016, and a copy of the Company’s first amendment thereto on Form 10-K/A was filed with the SEC on April 22, 2016. The Annual Report, as amended, is not incorporated into this Proxy Statement and is not considered proxy solicitation material. A copy of the Company’s 2015 Annual Report, which includes the Annual Report on Form 10-K for the year ended December 31, 2015, as filed with the SEC on February 26, 2016, is being mailed to the stockholders with this Proxy Statement. Stockholders may also obtain a copy of the Annual Report on Form 10-K, as filed with the SEC on February 26, 2016, and the amendment thereto on Form 10-K/A, as filed with the SEC on April 22, 2016, without charge, by writing to Investor Relations, Ultratech, Inc., 3050 Zanker Road, San Jose, California 95134, telephone: 1-408-321-8835. The Annual Report on Form 10-K and the amendment thereto on Form 10-K/A are also available at www.ultratech.com under Investors/SEC Filings and at the website referred to in the proxy card.

PROXY SOLICITATION

Proxies are being solicited by mail and we may also solicit stockholders through press releases, or the Company’s Investor Relations website. Additionally, solicitations may be made personally or by telephone, fax, email, town hall meetings or press interviews by directors and officers of the Company named in Annex A who will not be additionally compensated for any such services. The Company will pay all solicitation expenses in connection with this Proxy Statement and related proxy soliciting material of the Board, including the expense of preparing, printing, assembling and mailing this Proxy Statement and any other material used in the Board’s solicitation of proxies. In addition, we have hired D.F. King & Co., Inc. (“D.F. King”) to solicit proxies. We have paid D.F. King a retainer fee of $250,000. We also expect to pay D.F. King additional professional fees, plus reasonable expenses, for their services. Our aggregate expenses, including those of D.F. King, related to the solicitation in excess of those normally spent for an annual meeting as a result of the potential proxy contest and excluding salaries and wages of our officers and regular employees, are expected to be approximately $700,000, of which approximately $250,000 has been spent to date. The Company has agreed to indemnify D.F. King against certain liabilities relating to or arising out of their engagement. D.F. King estimates that approximately 25 of its employees will assist in this proxy solicitation, which they may conduct personally, by mail, telephone, fax, email, town hall meetings, press releases, press interviews or the Company’s Investor Relations website. Additional information about persons who are participants in this proxy solicitation is set forth in Annex A. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable and documented expenses in connection therewith.

Your vote is important. Whether you own a few shares or many, and whether or not you plan to attend the Annual Meeting in person, it is important that your shares be represented and voted at the Annual Meeting. If you have any questions or require any assistance with voting your shares, please contact our proxy solicitor, D.F. King, toll free at (800) 252-8173.

By Order of the Board of Directors,

The Board of Directors of

Ultratech, Inc.

Dated: June 9, 2016

ANNEX A—INFORMATION CONCERNING PARTICIPANTS IN THE COMPANY’S SOLICITATION OF PROXIES

The following tables (“Directors and Nominees” and “Officers and Employees”) set forth the name, principal business address and the present principal occupation or employment, and the name, principal business and address of any corporation or other organization in which their employment is carried on, of our directors, nominees, officers, and employees who, under the rules of the Securities and Exchange Commission, are “participants” in our solicitation of proxies from our stockholders in connection with the Annual Meeting.

Directors and Nominees

The principal occupations of our directors and nominees who are “participants” in our solicitation are set forth under the section above titled “Proposal 1—Election of Directors” of this Proxy Statement. The name, principal occupation and business addresses of the organization of employment of our directors and nominees are as follows:

Name	Occupation	Business Address
Michael C. Child	Senior Advisor, TA Associates, Inc.	c/o TA Associates Mgmt., L.P., 64 Willow Place, Suite 100, Menlo Park, CA 94025

Joel F. Gemunder	Retired Chief Executive Officer, Omnicare, Inc.	c/o Ultratech, Inc., 3050 Zanker Road, San Jose, CA 95134

Nicholas Konidaris	Chief Executive Officer and President, OmniGuide, Inc.	c/o OmniGuide, Inc., 4 Maguire Road, Lexington, MA 02421

Dennis R. Raney	Managing Director, PrimeMark Advisors	c/o Ultratech, Inc., 3050 Zanker Road, San Jose, CA 95134

Henri Richard	Executive Vice President of Worldwide Field and Customer Operations, NetApp, Inc.	c/o NetApp, Inc., 1921 Gallows Rd #600, Vienna, VA 22182

Rick Timmins	Venture Partner and Investor, G-51 Capital	c/o Ultratech, Inc., 3050 Zanker Road, San Jose, CA 95134

Arthur W. Zafiropoulo	Chairman, Chief Executive Officer and President, Ultratech, Inc.	c/o Ultratech, Inc., 3050 Zanker Road, San Jose, CA 95134

Paramesh Gopi	President and Chief Executive Officer, Applied Micro Circuits Corporation	c/o Applied Micro Circuits Corporation, 4555 Great America Pkwy #601, Santa Clara, CA 95054

Officers and Employees

The principal occupations of our executive officers and employees who are “participants” in our solicitation of proxies are set forth below. The principal occupation refers to such person’s position with our Company, and the business address for each person is Ultratech, Inc., 3050 Zanker Road, San Jose, California 95134.

Name	Position
Arthur W. Zafiropoulo	Chairman, Chief Executive Officer and President
Bruce Wright	Senior Vice President—Finance, Chief Financial Officer and Secretary

Information Regarding Ownership of the Company’s Securities by Participants

The shares of our common stock beneficially owned or held as of March 31, 2016 by the persons listed above under “Directors and Nominees” and “Officers and Employees,” are as set forth in the section titled “Ownership of Securities” of this Proxy Statement. Except as described in this Proxy Statement, shares of the Company’s common stock owned of record by each participant are also beneficially owned by such participant.

Information Regarding Transactions in the Company’s Securities by Participants

The following table sets forth all transactions that may be deemed purchases and sales of shares of the Company’s common stock by the individuals who are “participants” between January 1, 2014 and March 31, 2016. Unless otherwise indicated, all transactions were in the public market or pursuant to the Company’s equity compensation plans and none of the purchase price or market value of those shares is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities.

Name	Date	Number of Shares	Transaction Type
Arthur W. Zafiropoulo	1/31/2014	(2153)	1
	1/31/2014	(2113)	1
	1/31/2014	(2113)	1
	1/31/2014	(2113)	1
	1/31/2014	(3170)	1
	1/31/2014	(3170)	1
	1/31/2014	(4484)	1
	1/31/2014	(4484)	1
	1/31/2014	(4782)	1
	1/31/2014	(4783)	1
	1/31/2014	(4783)	1
	1/31/2014	(5979)	1
	1/31/2014	(5979)	1
	2/3/2014	12500	2
	4/28/2014	12500	2
	6/19/2014	80000	4
	7/21/2014	12500	2
	10/27/2014	12500	2
	12/3/2014	7082	4
	12/3/2014	(72918)	3
	1/30/2015	(3170)	1
	1/30/2015	(3170)	1
	1/30/2015	(3170)	1
	1/30/2015	(3170)	1
	1/30/2015	(3382)	1
	1/30/2015	(3382)	1
	1/30/2015	(3382)	1
	1/30/2015	(5979)	1
	1/30/2015	(5979)	1
	1/30/2015	(1521)	1
	1/30/2015	(1521)	1
	1/30/2015	(1494)	1
	1/30/2015	(1494)	1
	3/31/2015	(782)	1
	3/31/2015	(782)	1
	3/31/2015	(782)	1
	3/31/2015	(782)	1
	2/1/2016	(3382)	1
	2/1/2016	(1494)	1
	2/1/2016	(1494)	1
	2/1/2016	(4761)	1
	2/1/2016	(1494)	1
	2/1/2016	(4227)	1
	2/1/2016	(3382)	1
	2/1/2016	(3382)	1
	2/1/2016	(1494)	1
	3/31/2016	(834)	1
	3/31/2016	(834)	1
	3/31/2016	(834)	1

Name	Date	Number of Shares	Transaction Type
Bruce Wright	1/31/2014	(1086)	1
	1/31/2014	(1066)	1
	1/31/2014	(1056)	1
	1/31/2014	(1056)	1
	1/31/2014	(1056)	1
	1/31/2014	(1056)	1
	1/31/2014	(1056)	1
	1/31/2014	(1056)	1
	1/31/2014	(1127)	1
	1/31/2014	(1127)	1
	1/31/2014	(1127)	1
	1/31/2014	(2113)	1
	1/31/2014	(2989)	1
	2/3/2014	6250	2
	3/31/2014	(249)	1
	3/31/2014	(249)	1
	3/31/2014	(249)	1
	3/31/2014	(249)	1
	4/28/2014	6250	2
	5/22/2014	(6000)	5
	7/21/2014	6250	2
	10/27/2014	6250	2
	11/21/2014	(32918)	3
	3/31/2015	(187)	1
	3/31/2015	(187)	1
	3/31/2015	(187)	1
	3/31/2015	(187)	1
	5/18/2015	(20000)	5
	2/1/2016	(1127)	1
	2/1/2016	(1127)	1
	2/1/2016	(1127)	1
	2/1/2016	(2113)	1
	2/1/2016	(2113)	1
	2/1/2016	(528)	1
	2/1/2016	(528)	1
	2/1/2016	(528)	1
	2/1/2016	(528)	1
	3/31/2016	(200)	1
	3/31/2016	(200)	1
	3/31/2016	(200)	1
Nicholas Konidaris	7/15/2014	7500	2
	7/21/2015	6000	2
Dennis R. Raney	5/29/2014	(10000)	5
	7/15/2014	7500	2
	7/21/2015	6000	2
Henri Richard	7/15/2014	7500	2
	7/21/2015	6000	2
Rick Timmins	5/19/2014	(8000)	3
	7/15/2014	7500	2
	7/21/2015	6000	2
Michael C. Child	7/15/2014	7500	2
	7/21/2015	6000	2
Joel F. Gemunder	5/12/2014	(8000)	3
	7/15/2014	7500	2
	7/21/2015	6000	2

(1)	Disposition—Shares withheld to satisfy tax withholding obligations in connection with the vesting of restricted stock or similar awards
(2)	Acquisition—Restricted stock unit grant
(3)	Disposition—Employee stock option exercise and same-day sale
(4)	Acquisition—Employee Stock Option exercise
(5)	Disposition—Open market sale of common stock

Miscellaneous Information Regarding Participants

Except as described in this Annex A or the Proxy Statement, none of the participants (i) beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, any shares or other securities of the Company or any of our subsidiaries, (ii) owns any securities of the Company of record but not beneficially or (iii) is, or within the past year was, a party to any contract, arrangement or understanding with any person with respect to any of our securities, including, but not limited to, joint ventures, loan or option agreements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits or the giving or withholding of proxies. Except as disclosed in this Annex A or the Proxy Statement, none of the participants’ associates beneficially owns, directly or indirectly, any of our securities. Other than as disclosed in this Annex A or the Proxy Statement, none of the participants or their associates has (i) any substantial interests, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the Annual Meeting, (ii) any arrangements or understandings with any person with respect to any future employment by us or our affiliates or with respect to any future transactions to which we or any of our affiliates will or may be a party, or (iii) any direct or indirect material interest in any transaction or series of similar transactions since the beginning of the Company’s last fiscal year, or any currently proposed transactions, to which the Company or any of its subsidiaries was or is to be a party in which the amount involved exceeds $120,000. None of the participants has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) at any time in the past ten years.

Form of White Proxy Card

ULTRATECH, INC.

WHITE PROXY CARD

ANNUAL MEETING OF STOCKHOLDERS

JULY 19, 2016

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Arthur W. Zafiropoulo and Bruce R. Wright and each of them as Proxies of the undersigned with full power of substitution, and hereby authorizes each of them to represent and to vote, as designated below, all of the shares of Common Stock of Ultratech, Inc., a Delaware corporation (the “Company”), held of record by the undersigned on May 25, 2016 at the Annual Meeting of Stockholders of Ultratech, Inc. to be held on July 19, 2016 at 2:00 p.m., local time, at the Hyatt Regency Santa Clara, 5101 Great America Parkway, Santa Clara, California 95054, or at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this proxy shall be voted in the manner set forth on the reverse side. The proposals described in this proxy have been submitted for stockholder approval by the Company.

This White Proxy Card, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted FOR Proposals 1, 2, and 3.

1.	To elect seven (7) directors nominated by the Board of Directors to serve for the ensuing one year until the expiration of their terms in 2017, and until their successors are duly elected and qualified.

NOMINEES	(01)	ARTHUR W. ZAFIROPOULO	(02)	MICHAEL CHILD

	(03)	NICHOLAS KONIDARIS	(04)	DENNIS R. RANEY

	(05)	HENRI RICHARD	(06)	RICK TIMMINS

	(07)	PARAMESH GOPI

☐	Mark here to vote FOR all Nominees	☐	Mark here to WITHHOLD vote from all Nominees	☐	For All EXCEPT - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.

2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016.

FOR	AGAINST	ABSTAIN

☐	☐	☐
(continued, and to be signed, on the other side)

3.	To approve, on an advisory basis, named executive officer compensation.

FOR	☐	AGAINST	☐	ABSTAIN	☐

Subject to Rule 14a-4(c) under the Securities Exchange Act of 1934, if any other matters properly come before the Annual Meeting, the persons named in this proxy have discretionary authority to vote the shares represented by this proxy on such matters, and intend to vote such shares as the Board recommends. Subject to Rule 14a-4(c) under the Securities Exchange Act of 1934, discretionary authority with respect to such other matters is granted by the execution of this proxy or the proper submission of the proxy electronically over the internet or by telephone.

MARK HERE IF YOU PLAN TO ATTEND THE MEETING  ☐

PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

Please sign exactly as your name(s) is (are) shown on the share certificate to which the Proxy applies. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

DATED:

Signature

(Additional signature if held jointly)